UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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☐	Soliciting Material under §240.14a-12

PTC Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

April 29, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of PTC Therapeutics, Inc., on Tuesday, June 8, 2021 at 9:00 a.m., Eastern Time. Due to the public health impact of the COVID-19 pandemic and governmental restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, directors, employees and communities, the Annual Meeting will be held over the Internet in a virtual meeting format, via live webcast at www.virtualshareholdermeeting.com/PTCT2021. There will not be a physical meeting location for the Annual Meeting and stockholders will not be able to attend the Annual Meeting in person.

The attached Notice of the Annual Meeting and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote "for" each of the proposals listed on the attached Notice.

You may submit your proxy by Internet, by telephone or by requesting, prior to May 25, 2021, a printed or emailed copy of the proxy materials and using the enclosed proxy card. If you submit your proxy before the meeting but later decide to virtually attend the Annual Meeting, you may still vote at the Annual Meeting.

On behalf of our Board of Directors, management and all of our employees, I thank you for your continuing support and confidence.

As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend.

Sincerely,

Stuart W. Peltz, Ph.D.
Chief Executive Officer

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2021

To the Stockholders of PTC Therapeutics, Inc.:

This proxy statement contains information about the 2021 Annual Meeting of Stockholders of PTC Therapeutics, Inc., which we refer to as the Annual Meeting. Due to the public health impact of the COVID-19 pandemic and governmental restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, directors, employees and communities, the Annual Meeting will be held on Tuesday, June 8, 2021 at 9:00 a.m., Eastern Time, over the Internet in a virtual format, via live webcast at www.virtualshareholdermeeting.com/PTCT2021. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	To elect the four Class II director nominees nominated by our Board of Directors and named in the proxy statement, each to serve for a term ending in 2024, or until his or her successor has been duly elected and qualified;
2.	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 125,000,000 to 250,000,000;
3.	To approve an amendment to the Company’s 2016 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan from 1,000,000 to 2,000,000;
4.	To ratify the appointment of Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
5.	To hold an advisory vote to approve named executive officer compensation; and
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 29, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to stockholders of record at the close of business on April 16, 2021, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request, prior to May 25, 2021, to receive a printed or emailed set of our proxy materials.

We encourage you to vote in one of the following ways:

●	Virtually at the Annual Meeting, by accessing the annual meeting webcast at www.virtualshareholdermeeting.com/PTCT2021 (have your Notice or proxy card in hand when you access the website);
●	Vote over the Internet prior to the Annual Meeting, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

●	Vote by Telephone, by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call); or
●	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.

If your shares are held in “street name,” meaning that they are held for your account by a broker or other nominee, you may receive additional instructions from your broker or other nominee on how to vote your shares.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Timothy Dyer
Secretary
April 29, 2021

Important Information about the Annual Meeting and Voting	2
Corporate Governance	8
Code of Business Conduct and Ethics	8
Corporate Responsibility	8
Corporate Governance Guidelines	9
Director Independence	10
Director Nominations	10
Board Meeting and Annual Meeting Attendance	11
Board Leadership Structure	11
Board Committees	11
Risk Oversight	14
Communicating with our Directors	15
Compensation Committee Interlocks and Insider Participation	15
Policies and Procedures for Related Person Transactions	15
Related Person Transactions	16
Principal Stockholders	18
Proposal 1: Election of Directors	22
Information Regarding Directors and Director Nominees	22
Proposal 2: Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 125,000,000 to 250,000,000	29
Proposal 3: Amendment to the Company’s 2016 Employee Stock Purchase Plan to Increase the Number of Authorized Shares of Common Stock Under the Plan from 1,000,000 to 2,000,000	31
Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm	36
Fees Paid to Independent Registered Public Accounting Firm	36
Audit Committee Pre-Approval Policy and Procedures	37
Report of the Audit Committee of the Board of Directors	37
Executive Officers	38
Executive Compensation	40
Compensation Discussion and Analysis	40
Compensation Committee Report	53
Summary Compensation Table	54
Grants of Plan-Based Awards in 2020	56
Outstanding Equity Awards at December 31, 2020	59
Option Exercises and Stock Vested in 2020	61
Potential Payments Upon Termination or Change in Control (2020)	61
Pay Ratio Disclosure	65
Equity Compensation Plan Information	66
2020 Director Compensation	68
Narrative to 2020 Director Compensation Table	68
Proposal 5: Advisory Vote to Approve Named Executive Officer Compensation	70
Stockholder Proposals and Nominations for Director	71
Director Nominations for Inclusion in Proxy Materials (Proxy Access)	71
Other Stockholder Proposals to be Included in the 2022 Proxy Statement	71
Stockholder Proposals to be Brought Before the 2022 Annual Meeting (not included in the proxy statement)	71
Householding of Proxies	72
Other Matters	72
Exhibit A: Certificate of Amendment to the Restated Certificate of Incorporation of PTC Therapeutics, Inc.	A-1
Exhibit B: PTC Therapeutics, Inc. Amended and Restated 2016 Employee Stock Purchase Plan	B-1
Exhibit C: Reconciliation of Non-GAAP Financial Measures	C-1

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2021

These proxy materials are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2021 Annual Meeting to be held on Tuesday, June 8, 2021 at 9:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/PTCT2021, or the Annual Meeting Website, and at any adjournment or postponement thereof. Due to the public health impact of the COVID-19 pandemic and governmental restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, directors, employees and communities, the Annual Meeting will be conducted over the Internet in a virtual format. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted "for" each of the director nominees and "for" each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

The Notice of Annual Meeting and proxy statement are first being mailed and/or made available to stockholders on or about April 29, 2021 in conjunction with the delivery of our 2020 Annual Report to Stockholders.

In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "PTC," "the Company," "our," "we" or "us" refers to PTC Therapeutics, Inc., and its subsidiaries. Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Whether or not you expect to virtually attend the Annual Meeting, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions, by requesting, prior to May 25, 2021, a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting via the Annual Meeting Website at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding Availability of Proxy Materials

for the 2021 Annual Meeting of Stockholders on June 8, 2021

This proxy statement and the 2020 Annual Report to Stockholders are available for viewing, printing and downloading at: http://ir.ptcbio.com/annualmeetingmaterials

All website addresses given in this proxy statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our Annual Meeting to be held via live webcast at the Annual Meeting Website on Tuesday, June 8, 2021 at 9:00 a.m., Eastern Time. At the Annual Meeting, our stockholders will consider and vote on the matters described in this proxy statement. As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the matters described herein.

The Notice of Annual Meeting, proxy statement, and voting instructions, together with our 2020 Annual Report, will be made available to each stockholder entitled to vote starting on or about April 29, 2021. These materials are available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Q.	Why is the Annual Meeting a virtual, online meeting?	A.

To support the health and well-being of our stockholders, employees, directors and communities in light of the COVID-19 pandemic, the Annual Meeting will be a virtual meeting where stockholder will participate by accessing the Annual Meeting Website. There will not be a physical meeting location for the Annual Meeting. In light of the public health and safety concerns related to the COVID-19 pandemic, we believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Annual Meeting by enabling stockholders to safely participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct, which will be made available during the virtual meeting at www.virtualshareholdermeeting.com/PTCT2021. We have designed the Annual Meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the Annual Meeting Website.

Q.	How do I virtually attend the Annual Meeting?	A.

We will host the Annual Meeting live online. The webcast of the Annual Meeting will start at 9:00 a.m. Eastern Time, on June 8, 2021. Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. To be admitted to the Annual Meeting, you will need to log-in at www.virtualshareholdermeeting.com/PTCT2021 using your control number found on your Notice (or your proxy card or voting instruction card).

Q.	Who can vote at the Annual Meeting?	A.

Our Board has fixed April 16, 2021 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (via the webcast or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 70,418,067 shares of our common stock outstanding. Each share of common stock entitles its holder to one vote per share. Holders of common stock do not have cumulative voting rights.

Q.	How do I vote?	A.

If (i) you are a stockholder of record, meaning that your shares are registered directly in your name or (ii) your shares are held in "street name," meaning they are held for your account by a broker, bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, you may vote:

(1)

Over the Internet prior to the Annual Meeting: Go to www.proxyvote.com. Use the vote control number printed on your Notice (or your proxy card or voting instruction card) to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on June 7, 2021, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote over the Internet, you do not have to return a proxy card (or voting instruction card).

(2)

By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You will need to have the Notice (or your proxy card or voting instruction card) in hand when you call. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on June 7, 2021, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote by telephone, you do not have to return the proxy card (or voting instruction card).

(3)

By Mail: If you received a printed or emailed copy of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by June 7, 2021, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)

Virtually at the Meeting: To virtually attend the Annual Meeting, you must access the Annual Meeting Website. To vote at the Annual Meeting via the Annual Meeting Website, use the vote control number printed on your Notice (or your proxy card or voting instruction card) to vote your shares. If you submit your proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” you may receive additional instructions from your broker or other nominee on how to vote your shares.

Q.	Can I change or revoke my vote?	A.	You may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on June 7, 2021.

			(2)	Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than June 7, 2021, will be counted.

(3)

Virtually attend the Annual Meeting via the Annual Meeting Website and use the vote control number printed on your Notice (or your proxy card or voting instruction card) to vote your shares. Your vote at the Annual Meeting will be the vote that is counted. Virtually attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you vote at the Annual Meeting.

Q.	Will my shares be voted if I do not return my proxy?	A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet prior to the Annual Meeting, by telephone, by returning your proxy or virtually at the Annual Meeting via the Annual Meeting Website.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy.

Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The amendment to the Company’s Restated Certificate of Incorporation (Proposal 2) and the ratification of the appointment of our independent registered public accounting firm (Proposal 4) are discretionary matters.

The election of directors (Proposal 1), the amendment to the Company’s 2016 Employee Stock Purchase Plan (Proposal 3) and the advisory vote to approve named executive officer compensation (Proposal 5) are each non-discretionary matters.

If your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposals 1, 3 or 5. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposals 1, 3 or 5 will not be counted as votes FOR or WITHHELD from any director nominee, with respect to Proposal 1, or FOR or AGAINST Proposals 3 and 5 and will be treated as "broker non-votes." Broker non-votes will have no effect on the voting on Proposals 1, 2, 3, 4 or 5.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted virtually at the Annual Meeting according to your instructions.

Q.	How many shares must be present to hold the Annual Meeting?	A.

The holders of a majority in voting power of the common stock issued, outstanding and entitled to vote at the meeting must be virtually present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as "present" any shares that are voted over the Internet prior to the Annual Meeting, by telephone, by completing and submitting a proxy or that are virtually represented at the Annual Meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q.	What vote is required to approve each proposal and how are votes counted?	A.

Proposal 1—Election of Four Class II Directors

The four director nominees receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. With respect to Proposal 1, you may:

• vote FOR all director nominees; • vote FOR one or more director nominee(s) and WITHHOLD your vote from the other director nominee(s); or • WITHHOLD your vote from all director nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 125,000,000 to 250,000,000

To approve Proposal 2, the affirmative vote of the holders of at least a majority of the shares of common stock entitled to vote at the Annual Meeting will be required to approve this proposal. Proposal 2 is a discretionary matter. A vote to ABSTAIN or failure to vote on Proposal 2, will have the same practical effect as voting AGAINST Proposal 2.

Proposal 3—Amendment to the Company’s 2016 Employee Stock Purchase Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Under the Plan From 1,000,000 to 2,000,000

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a non-discretionary matter. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 4, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is a discretionary matter. If your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 4.

Proposal 5—Advisory Vote to Approve Named Executive Officer Compensation

Proposal 5 asks for a non-binding, advisory vote, so there is no "required vote" that would constitute approval. Proposal 5 is a non-discretionary matter. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. If you vote to ABSTAIN on Proposal 5, your shares will not be voted FOR or

AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 5.

Q.	Are there other matters to be voted on at the Annual Meeting?	A.

We do not know of any matters that may come before the Annual Meeting other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who may attend and ask questions at the Annual Meeting?	A.

All stockholders of record on our books at the close of business on April 16, 2021, the record date for the Annual Meeting, may attend the meeting. Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform during the Annual Meeting Website, typing your question into the “Ask a Question” field, and clicking “Submit.”

Q.	What if I experience technical difficulties at the Annual Meeting?	A.

If you encounter any difficulties accessing the Annual Meeting during the check-in beginning at 8:45 a.m. Eastern Time or meeting time beginning at 9:00 a.m. Eastern Time, please call 800-586-1548 (Toll Free - US) or 303-562-9288 (International) for assistance. Technical support will be available beginning at 8:45 a.m. Eastern Time on June 8, 2021 through the conclusion of the Annual Meeting.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q.	What are the costs of soliciting these proxies?	A.

We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers and other nominees, although we reserve the right to do so. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted to further this goal. Complete copies of the committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines described below are available on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. Alternatively, you can request a copy of any of these documents by writing to our Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics, which is a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Corporate Responsibility

As we seek to maximize value for our shareholders, patients and other stakeholders, we do so with a concerted and constant effort to embody the PTC Expectations within our culture and every aspect of our business.

As part of the PTC Expectations, we have focused on the need to be responsible corporate citizens, including in the following areas:

●	Patient Needs – We care for our patients’ safety and well-being and seek to make decisions based on our patients’ needs. Our ongoing interactions with patient advocacy groups and support programs for individual patients helps us to understand how we can continue to better serve our patients.
●	Equality, Diversity and Inclusion – We are committed to hiring, developing and supporting a diverse and inclusive workplace, and continue to focus on extending our equality, diversity and inclusion, or ED&I, initiatives across our workforce. Our ED&I program uses awareness and education, talent development, employee resource groups and targeted focus groups with employees to present the opinions of our employees at all levels to our executive team.
●	Employee Development – We believe that investing in our employee’s professional development is important to our success and enriches our employee’s work experience. We offer individual talent assessments and related training sessions, career coaching, internal and external development programs, professional assessment tools, a paid subscription to a digital on-demand career and management learning solutions platform. We also conduct employee engagement surveys on an annual basis and more often as needed.
●	Community Engagement – We believe that being involved in and giving back to our communities is vital to being a responsible corporate citizen. In particular, we seek to provide greater access for economically disadvantaged students to science, technology, engineering and math programs and opportunities.
●	COVID-19 Safety – In response to the COVID-19 pandemic, our COVID-19 task force established and continues to monitor safety protocols and procedures to protect our workers as well as business essential operations. These protocols include: (i) limiting access to our facilities and requiring a majority of our workers to work from home (except when access to facilities is necessary) while providing additional equipment to successfully operate remotely, (ii) increasing physical distancing in workspaces for workers working onsite, (iii) adjusting schedules for workers working onsite to minimize the number of individuals in a facility at one time, (iv) requiring masks to be worn in all of our locations, (v) enhancing our cleaning protocols across all facilities, (vi) requiring workers to undergo recurring COVID-19 safety training and (vii) establishing emergency worker testing procedures to immediately respond to potential onsite exposure risks with subsequent testing, tracing, quarantining and re-testing to ensure a safe work environment.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. We have posted a current copy of the Corporate Governance Guidelines on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. These principles, which provide a framework for the conduct of our Board’s business, provide that:

●	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;
●	a majority of the members of our Board shall be independent directors;
●	the independent directors meet regularly in executive session;
●	directors have full and free access to management and, as necessary and appropriate, independent advisors;
●	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and
●	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Director Independence

Our Board has determined that all of our directors and director nominees, other than Dr. Peltz, our Chief Executive Officer, are independent as defined under applicable Nasdaq rules. In making such determination, our Board considered the relationships that each such person has with our Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock by our non-employee directors.

Director Nominations

Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, search firms and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest with us, and ability to act in the interests of stockholders. Our Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for any prospective director nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our Company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that director nominees possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

If all of the director nominees that are nominated for election at the Annual Meeting by our Board are elected, our Board will be composed of 40% women and 10% of individuals that self-identify as a member of an underrepresented minority.

The director biographies presented under "Proposal 1: Election of Directors" indicate each director nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should be nominated to serve as a member of our Board or, in the case of our continuing directors, that he or she is qualified to serve on our Board. Our Board believes that each of the director nominees and continuing directors has had substantial achievement in his or her professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our Company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials as of the date such recommendation is made, to our Nominating and Corporate

Governance Committee, c/o Secretary, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080. Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals and Nominations for Director."

Board Meeting and Annual Meeting Attendance

Our Board held 9 meetings during 2020.

During 2020, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which such director then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting. All of our directors attended our 2020 annual meeting of stockholders.

Board Leadership Structure

The positions of Chair of the Board and Chief Executive Officer are currently separate. Mr. Schmertzler serves as our Chair of the Board and Dr. Peltz serves as our Chief Executive Officer. This leadership structure allows our Chief Executive Officer to focus on our day-to-day business and allows our Chair of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position, as well as the commitment required by Mr. Schmertzler to serve as our Chair of the Board, particularly as our Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.

Our bylaws do not require the position of Chair of our Board and Chief Executive Officer to be separate. Our Board believes that its leadership structure demonstrates our commitment to good corporate governance, and is appropriate at present because it strikes an effective balance between strategy development, independent leadership and management oversight. Our Board believes its leadership structure positively affects its administration of its risk oversight function.

Board Committees

Our Board has established three standing committees: our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Each of these committees operates under a charter that has been approved by our Board. Each committee’s charter is posted on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.

Our Board has determined that all of the members of each of its three committees are independent as defined under applicable Nasdaq rules, including, in the case of all members of our Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of our Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Audit Committee

The members of our Audit Committee are Ms. Reeve, Mr. Southwell and Ms. Svoronos. Ms. Reeve chairs our Audit Committee. Our Audit Committee held six meetings in 2020.

Our Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	overseeing our internal audit function;
●	overseeing our risk assessment and risk management policies;
●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;
●	reviewing and approving or ratifying any related person transactions; and
●	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

Our Board has determined that Ms. Reeve, Mr. Southwell and Ms. Svoronos are "audit committee financial experts" as defined in applicable SEC rules.

Compensation Committee

The members of our Compensation Committee are Messrs. Schmertzler and Southwell and Dr. Steele. Mr. Schmertzler chairs our Compensation Committee. Our Compensation Committee held 14 meetings in 2020.

Our Compensation Committee’s responsibilities include:

●	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
●	overseeing an evaluation of our senior executives;
●	overseeing and administering our cash and equity incentive plans; and
●	reviewing and making recommendations to our Board with respect to director compensation.

Compensation Processes and Procedures

Our Compensation Committee makes all compensation decisions regarding our Chief Executive Officer and each of his direct reports, including salary, annual cash incentive compensation and long-term equity compensation (or, when the Compensation Committee deems it appropriate, makes recommendations concerning such matters to our Board). If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation and benefits programs for our executive officers. As a result, our Chief Executive Officer, our Chief Financial Officer, our Senior Vice President, Human Resources and our Executive Vice President & Chief Legal Officer generally attend Compensation Committee meetings upon the invitation of the Compensation Committee. The Compensation Committee also establishes, with input from the Chief Executive Officer and other members of the executive team, the corporate goals applicable to our annual cash incentive awards.

On an annual basis our Chief Executive Officer meets with the executive officers to discuss the Company’s accomplishments as well as the individual officer’s performance and contributions over the year. Based on these discussions and input from others within the Company, our Chief Executive Officer, with respect to each executive officer other than himself, prepares an evaluation of the executive officer as to the level of contribution made to the management and success of our Company. In addition, our Chief Executive Officer, with the participation of other members of senior management, prepares information concerning the Company’s achievements and our performance against corporate goals during the fiscal year.

The Compensation Committee is presented with this information and the Chief Executive Officer’s recommendations with respect to each executive officer, other than himself, as to each element of compensation. The Chief Executive Officer’s recommendations, information concerning the Company’s performance over the applicable fiscal period, expectations concerning performance in the coming year, and advice and information from its independent compensation consultant are all taken into account by the Compensation Committee when it makes final determinations on executive compensation matters.

Our Chief Executive Officer’s performance and salary, annual cash incentive compensation and long-term equity compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our Chief Executive Officer does not participate in decisions regarding his own compensation.

For additional information concerning our executive compensation program, see Compensation Discussion and Analysis on page 40.

Our Compensation Committee has delegated to the Chief Executive Officer limited authority to make equity award grants to employees of the Company or any of its present or future subsidiaries, other than to himself, any other named executive officer, or any employee who is a voting member of the executive committee of the Company or above the level of Executive Vice President or its equivalent, without necessity for any further action by the Board, Compensation Committee or any other committee of the Board. Any such awards must be reported to our Compensation Committee at its next meeting. During 2020, our Chief Executive Officer made equity award grants with an underlying aggregate amount of 15,500 shares of our common stock pursuant to this delegated authority.

Role of Independent Compensation Consultants

Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. In 2020, our Compensation Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist the Compensation Committee in developing an appropriate list of peer companies against which to conduct compensation benchmarking, and to advise on our executive compensation program generally. The Compensation Committee also engaged FW Cook for recommendations and review of non-employee director compensation in 2020.

Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

The Compensation Committee has reviewed information regarding the independence and potential conflicts of interest of FW Cook during 2020 and 2021, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on such reviews, the Compensation Committee concluded that the engagement of FW Cook did not raise any conflict of interest. FW Cook did not provide services to the Company outside of services provided at the request of the Compensation Committee in 2020.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Dr. Zeldis, Mr. Schmertzler and Ms. Okey. Mr. Schmertzler chairs our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held two meetings in 2020.

Our Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of our Board;
●	recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
●	reviewing and making recommendations to our Board with respect to our board leadership structure;
●	reviewing and making recommendations to our Board with respect to management succession planning;
●	developing and recommending to our Board corporate governance principles; and
●	overseeing a periodic evaluation of our Board.

Risk Oversight

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and those described in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our Board is actively involved in oversight of risks that could affect us.

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, on areas of material risk to our Company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks and has direct access to our Chief Compliance Officer, Chief Information Officer, Senior Vice President, Quality and our Senior Vice President, Global Regulatory Affairs. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. Our Board believes that full and open communication between our management and our Board is essential for effective risk management and oversight.

In addition, our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Communicating with our Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board and the Chair of our Nominating and Corporate Governance Committee, with the assistance of our Chief Legal Officer and Vice President, Corporate Communications, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded or redirected, as appropriate, such as business solicitations, job inquiries or advertisements, mass mailings, new product suggestions, or communications that have no rational relevance to our business or operations. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any director upon her or his request.

Stockholders who wish to send communications on any topic to our Board should address such communications to the Board of Directors c/o PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080, Attn: Secretary.

Compensation Committee Interlocks and Insider Participation

Messrs. Schmertzler and Southwell and Dr. Steele served as members of the Compensation Committee during the last completed fiscal year.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of PTC.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person policy, which sets forth our policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our Chief Legal Officer. Our related person policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Our related person policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;
●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to us of, the transaction; and
●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
●	a transaction that is specifically contemplated by provisions of our certificate of incorporation or our bylaws.

Our related person policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

All of the transactions discussed below under the heading "Related Person Transactions" that occurred during 2020 were reviewed and approved by our Audit Committee or, with respect to compensation matters, our Compensation Committee, in each case in accordance with our policy.

Related Person Transactions

Since January 1, 2020, we have engaged in the following transactions in which our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities may have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable to us as could have been obtained from unrelated third parties.

Familial Relationship

Jane (Zheng) Yang Almstead, the wife of Neil Almstead, our Chief Technical Operations Officer, is employed by us as a Senior Manager, Analytical Sciences; Joeli Mansim, the wife of Marcio Souza, who served as our Chief Operating Officer until his resignation in April 2020, is employed by us as General Manager, SAM; and Ellen Welch, Ph.D., the

wife of Stuart W. Peltz, our Chief Executive Officer, is employed by us as Senior Vice President, Research & Translational Medicine. For their services to the Company during fiscal 2020, these employees received compensation of $204,696 to $1,906,337, comprised of base salary and non-equity incentive compensation (paid in fiscal 2021 based on 2020 performance), equity awards in the form of stock options and restricted stock units (based on the grant-date fair value), vested stock appreciation rights, company 401(k) matching contributions, with respect to Ms. Welch, a bonus paid under our employment anniversary program, and with respect to Ms. Mansim, amounts paid under an employee-wide travel incentive program. These amounts reflect the full grant-date fair value of equity compensation awarded in 2020 (computed in accordance with the provisions of ASC 718), and do not represent the actual value realized by the employee during the year. Each of these individuals participated in our benefit programs generally available to U.S. employees during 2020. None of Dr. Peltz, Dr. Almstead nor Mr. Souza (prior to his resignation from the Company) participate in the compensation decisions regarding their family members, and we believe that the compensation paid to Ms. Almstead, Ms. Mansim and Dr. Welch is fair and commensurate with what their compensation would be if they had no relationship to an executive officer of the Company.

During 2020, our IT, human resources and finance departments each engaged RSM US LLP, a provider of audit, tax and consulting services, for IT and tax services and audit services with respect to our 401(k) plan for aggregate fees of approximately $347,289. Dr. Peltz’s brother is a principal in a different business unit at RSM, and we have been advised that he does not receive a direct economic benefit from these service agreements. We have, and anticipate that we will continue to, engage RSM for these types of services during 2021. We believe that the fees paid are fair and have been unaffected by this relationship.

BioElectron Acquisition

As previously disclosed, on October 25, 2019 we completed the acquisition, or the Acquisition, of substantially all of the assets of BioElectron Technology Corporation, or BioElectron, pursuant to an Asset Purchase Agreement by and between us and BioElectron, dated October 1, 2019, or the Asset Purchase Agreement.

Upon the closing of the Acquisition, we paid to BioElectron total upfront consideration of $10.0 million, funded with cash on hand, less (i) transaction expenses incurred by BioElectron, (ii) the amount of outstanding indebtedness of BioElectron and (iii) $1.5 million to be held in an escrow account to secure potential indemnification obligations owed to us. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may become entitled to receive contingent milestone payments of up to $200.0 million (in cash or in shares of our common stock, as determined by us) from us based on the achievement of certain regulatory and net sales milestones. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may also become entitled to receive contingent payments of a low single digit percentage of net sales of certain products.

In April 2020, Matthew B. Klein was named our Chief Development Officer. At the time of the Acquisition, Dr. Klein was the Chief Executive Officer and director of BioElectron, and was, and remains as of the date of this proxy statement, a shareholder of BioElectron, owning approximately six percent of its outstanding shares. As a shareholder of BioElectron, Dr. Klein is entitled to receive a portion of any payments made to BioElectron pursuant to the Asset Purchase Agreement. No such payments were made to BioElectron in 2020. Dr. Klein was not a related party at the time of the Acquisition.

Indemnification Agreements

Our restated certificate of incorporation, or certificate of incorporation, provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors and/or executive officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 16, 2021, except as otherwise indicated in the table below, by each of our directors and director nominees; each of our named executive officers; all of our directors, director nominees and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The column entitled "Percentage of shares beneficially owned" is based on a total of 70,418,067 shares of our common stock outstanding as of April 16, 2021.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to (i) options that are currently exercisable or exercisable within 60 days of April 16, 2021 or (ii) restricted stock units that will vest within 60 days of April 16, 2021 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of PTC Therapeutics Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

		Percentage of
	Shares	shares
	beneficially	beneficially
Name of Beneficial Owner	owned	owned
Named executive officers, directors and director nominees
Stuart W. Peltz, Ph.D.(1)	504,820	*
Emily Hill (2)	60,337	*
Neil Almstead, Ph.D.(3)	212,281	*
Mark Boulding(4)	265,610	*
Eric Pauwels(5)	175,239	*
Marcio Souza(6)	2,521	*
Allan Jacobson, Ph.D.(7)	115,684	*
Stephanie S. Okey, M.S.(8)	42,649	*
Emma Reeve(9)	41,364	*
Michael Schmertzler(10)	1,664,920	2.4%
Mary Smith(11)	—	*
David P. Southwell(12)	78,723	*
Glenn D. Steele, Jr., M.D., Ph.D.(13)	88,503	*
Dawn Svoronos(14)	100,633	*
Jerome B. Zeldis, M.D., Ph.D.(15)	100,503	*
All executive officers and directors as a group (16 persons)(16)	3,530,314	5.0%
5% stockholders
FMR LLC(17)	10,239,155	14.5%
Wellington Management Group LLP(18)	9,338,879	13.3%
The Vanguard Group(19)	6,200,967	8.8%
BlackRock Inc.(20)	6,028,119	8.6%
Franklin Resources, Inc.(21)	5,576,183	7.9%
RTW Investments, LP(22)	4,968,209	7.1%
The Hartford Mutual Funds, Inc.(23)	4,084,279	5.8%

*	Less than one percent.

(1)	Consists of (a) 432,332 shares of common stock underlying options held by Dr. Peltz that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 27,965 shares of common stock held directly by Dr. Peltz; (c) 37,044 shares of common stock underlying options held by Dr. Peltz’s spouse that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (d) 3,623 shares of restricted common stock held by Dr. Peltz’s spouse; and (e) 3,856 shares of common stock held by Dr. Peltz’s spouse. Dr. Peltz disclaims beneficial ownership of the shares held by his spouse. As of April 16, 2021, Dr. Peltz held an aggregate of 934,114 vested and unvested stock options to purchase an equal number of shares of our common stock and 52,350 unvested restricted stock units.
(2)	Consists of (a) 57,224 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; and (b) 3,113 shares of common stock.
(3)	Consists of (a) 191,806 shares of common stock underlying options held by Dr. Almstead that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 17,964 shares of common stock held directly by Dr. Almstead; (c) 2,074 shares of common stock underlying options held by Dr. Almstead’s spouse that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; and (d) 437 shares of common stock held by Dr. Almstead’s spouse. Dr. Almstead disclaims beneficial ownership of the shares held by his spouse.
(4)	Consists of (a) 235,086 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; and (b) 30,524 shares of common stock.
(5)	Consists of (a) 160,045 shares of common stock underlying options held by Mr. Pauwels that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 4,610 shares of restricted common stock held by Mr. Pauwels; and (c) 10,584 shares of common stock held directly by Mr. Pauwels;
(6)	Consists of 2,521 shares of common stock underlying options held by Mr. Souza’s spouse that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date. All of Mr. Souza’s unvested outstanding stock option awards, restricted stock awards and restricted stock units terminated immediately upon his resignation from the Company in April 2020. All of Mr. Souza’s vested outstanding stock option awards that remained unexercised, terminated 90 days following his resignation from the Company.
(7)	Consists of (a) 111,499 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 687 restricted stock units that will vest within 60 days of April 16, 2021 and (c) 3,498 shares of common stock.
(8)	Consists of (a) 40,999 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 687 restricted stock units that will vest within 60 days of April 16, 2021 and (c) 963 shares of common stock.
(9)	Consists of (a) 37,999 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 687 restricted stock units that will vest within 60 days of April 16, 2021 and (c) 2,678 shares of common stock.
(10)	Consists of (a) 1,386,594 shares of common stock held by Section Six Partners, L.P., of which Mr. Schmertzler is a general partner and limited partner; (b) 176,885 shares of common stock underlying options held by Mr. Schmertzler that are exercisable as of April 16, 2021 or will become exercisable within 60 days after such date; (c) 1,375 restricted stock units that will vest within 60 days of April 16, 2021 and (d) 100,066 shares of common stock held directly by Mr. Schmertzler. Mr. Schmertzler disclaims beneficial ownership of the shares held by Section Six Partners, L.P., except to the extent of his pecuniary interest therein.
(11)	Ms. Smith has been nominated by our Board, upon the recommendation of our Nominating and Corporate Governance Committee, for election at the Annual Meeting and does not beneficially own any of our common stock as of April 16, 2021.

(12)	Consists of (a) 76,386 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 687 restricted stock units that will vest within 60 days of April 16, 2021 and (c) 1,650 shares of common stock.
(13)	Consists of (a) 86,166 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 687 restricted stock units that will vest within 60 days of April 16, 2021 and (c) 1,650 shares of common stock.
(14)	Consists of (a) 74,166 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 687 restricted stock units that will vest within 60 days of April 16, 2021 and (c) 25,780 shares of common stock.
(15)	Consists of (a) 98,166 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (b) 687 restricted stock units that will vest within 60 days of April 16, 2021 and (c) 1,650 shares of common stock.
(16)	Consists of (a) 1,889,367 shares of common stock underlying options that are exercisable as of April 16, 2021 or will become exercisable within 60 days after such date; (b) 8,233 shares of restricted common stock; (c) 6,184 restricted stock units that will vest within 60 days of April 16, 2021 and (d) 1,626,530 shares of common stock. Such amounts include 71,490 shares of common stock underlying options, and 7,558 shares of common stock held by executive officers not listed in the table above.
(17)	The address for FMR LLC, or FMR, is 245 Summer Street, Boston, MA 02210. As of December 31, 2020, consists of 10,239,155 shares of common stock held by FMR and its affiliates. Sole voting power is held for 2,138,729 shares and sole dispositive power is held for 10,239,155 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by FMR that are contained in a Schedule 13G/A filed with the SEC on February 8, 2021.
(18)	The address for Wellington Management Group LLP, or Wellington, is 280 Congress Street, Boston, MA 02210. As of December 31, 2020, consists of 9,338,879 shares of common stock held by Wellington and its affiliates. Shared voting power is held for 8,472,610 shares and shared dispositive power is held for 9,338,879 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Wellington that are contained in a Schedule 13G/A filed with the SEC on February 4, 2021.
(19)	The address for The Vanguard Group, or Vanguard, is 100 Vanguard Blvd., Malvern, PA 19355. As of December 31, 2020, consists of 6,200,967 shares of common stock held by Vanguard and its affiliates. Shared voting power is held for 143,595 shares, sole dispositive power is held for 6,005,958 shares and shared dispositive power is held for 195,009 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Vanguard that are contained in a Schedule 13G/A filed with the SEC on February 10, 2021.
(20)	The address for BlackRock, Inc., or BlackRock, is 55 East 52nd Street, New York, NY 10055. As of December 31, 2020, consists of 6,028,119 shares of common stock held by BlackRock and its affiliates. Sole voting power is held over 5,900,577 shares and sole dispositive power is held over 6,028,119 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by BlackRock that are contained in a Schedule 13G/A filed with the SEC on January 29, 2021.
(21)	The address for Franklin Resources, Inc., or Franklin, is One Franklin Parkway, San Mateo, CA 94403. As of December 31, 2020, consists of 5,576,183 shares of common stock held by Franklin and its affiliates. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Franklin that are contained in a Schedule 13G/A filed with the SEC on February 2, 2021.

(22)	The address for RTW Investments, LP, or RTW, is 40 10th Avenue, Floor 7, New York, New York 10014. As of December 31, 2020, consists of 4,968,209 shares of common stock held by RTW and its affiliates. Shared voting power is held for 4,968,209 shares and shared dispositive power is held for 4,968,209 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by RTW that are contained in a Schedule 13G/A filed with the SEC on February 26, 2021.
(23)	The address for Hartford Mutual Funds, Inc., or Hartford, is 690 Lee Road, Wayne, PA 19087. As of December 31, 2020, consists of 4,084,279 shares of common stock held by Hartford and its affiliates. Shared voting power is held for 4,084,279 shares and shared dispositive power is held for 4,084,279 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Hartford that are contained in a Schedule 13G filed with the SEC on February 9, 2021.

PROPOSAL 1: ELECTION OF DIRECTORS

Information Regarding Directors and Director Nominees

Board Composition

We currently have a classified board of directors consisting of three classes: Class I, Class II, and Class III. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue in office or to succeed those directors whose terms are expiring. Our directors hold office until their successors have been elected and qualified, or until the earlier of their resignation or removal.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board; that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes entitled to be cast in an annual election of directors; and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Our Board is authorized to have ten directors and currently consists of nine directors, three Class I directors, three Class II directors, and three Class III directors with one vacancy, which the Board intends to fill at the Annual Meeting.

There are no family relationships between or among any of our executive officers, directors or director nominees. The principal occupation and employment during the past five years of each of our directors and director nominees was carried on, in each case except as specifically identified below, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or director nominees and any other person or persons pursuant to which he was or is to be selected as a director or director nominee.

Director Nominees

At the Annual Meeting, stockholders will be asked to consider the election of Emma Reeve, Michael Schmertzler, Glenn D. Steele Jr., M.D., Ph.D. and Mary Smith. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Ms. Reeve, Mr. Schmertzler, Dr. Steele and Ms. Smith for election at the Annual Meeting as Class II directors, each to serve until 2024.

Each of Ms. Reeve, Mr. Schmertzler, Dr. Steele and Ms. Smith, our director nominees, has indicated his or her willingness to serve on our Board, if elected. If any director nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute director nominee designated by our Board. We do not contemplate that any of our director nominees will be unable to serve if elected.

Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the director nominees identified above to a three-year term ending in 2024, each such director nominee to hold office until his or her successor has been duly elected and qualified.

A plurality of the voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board Recommends that You Vote "FOR" the Election of Emma Reeve, Michael Schmertzler, Glenn D. Steele Jr., M.D., Ph.D. and Mary Smith

Biographical Information

The following table and biographical descriptions provide information as of April 16, 2021 relating to each director nominee and each director continuing in office, including age and period of service as a director of our Company; committee memberships; business experience during the past five years, including directorships at other public companies; community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude that such director should serve as a director of PTC.

Class II Director nominees to be elected at the Annual Meeting (current terms expiring in 2021)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Emma Reeve Audit Committee	60

Ms. Reeve has served as a member of our Board since 2018. Ms. Reeve has served as the Senior Vice President and Chief Financial Officer of Constellation Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since October 2017 and as its Treasurer since December 2017 and was its Secretary between December 2017 and September 2018. Ms. Reeve served as the Corporate Controller of PAREXEL International, a life sciences consulting firm and contract research organization, from September 2014 to October 2017 and as interim Chief Financial Officer and corporate controller of PAREXEL from July 2016 to May 2017. Previously, Ms. Reeve served as Head of Finance and Administration at Novartis Pharma Schweiz, a pharmaceutical company, from May 2012 to August 2014 and as Vice President, Global Head Business Planning and Analysis for Novartis Vaccines and Diagnostics, a division of Novartis, from January 2008 to April 2012. Prior to that, she served as the Chief Financial Officer of Inotek Pharmaceuticals, Inc., and of Aton Pharma, Inc., and in operational and finance roles at Merck Research Laboratories and Bristol-Myers Squibb Company. Ms. Reeve received a B.Sc. degree in computer science from Imperial College, University of London and is an associate of the Institute of Chartered Accountants in England & Wales. We believe that Ms. Reeve is qualified to serve on the Board because of her extensive executive leadership experience, including her experience as chief financial officer and within the finance department for various companies in our industry.

Michael Schmertzler Chair of the Board Compensation Committee Nominating and Corporate Governance Committee	69

Mr. Schmertzler has served as a member of our Board since 2001 and as Chair of our Board since 2004. Mr. Schmertzler served as a director of our UK subsidiary until February 2016. Since 2008, he has been an Adjunct Professor and Lecturer in Economics at Yale University and, since 2018, a Visiting Professor at Yale NUS in Singapore. From 2001 to 2015, Mr. Schmertzler served as a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee of Credit Suisse First Boston Equity Partners, L.P. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking firm. Prior to 1997, Mr. Schmertzler held various management positions with Morgan Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and founding Managing Director of Morgan Stanley's biotechnology pharmaceuticals group, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn Loeb and Head of International Sales and Trading and Investment Banking at its successor, Lehman Brothers, both investment banking firms. Mr. Schmertzler recently

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

served as a court-appointed director of Lehman Commercial Paper Incorporated, the largest liquidating post-bankruptcy subsidiary of Lehman Brothers Holdings, Incorporated. Mr. Schmertzler also previously served as a director of Cytokinetics, Inc., and Idenix Pharmaceuticals, Inc., both of which were at the time public biopharmaceutical companies. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School. We believe that Mr. Schmertzler is qualified to serve on our Board due to his extensive experience as an investment banking and financial professional, his extensive personal knowledge of our industry and his many years of service as one of our directors.

Glenn D. Steele Jr., M.D., Ph.D. Compensation Committee	76

Dr. Steele has served as a member of our Board since 2015. Dr. Steele has served as the Chairman of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System, from 2013 to 2018. From 2001 until 2015, Dr. Steele served as President and Chief Executive Officer of Geisinger Health System, an integrated health services organization in central and northeastern Pennsylvania. Dr. Steele previously served as the dean of the Biological Sciences Division and the Pritzker School of Medicine and Vice President for Medical Affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery. Prior to that, he was the William V. McDermott Professor of Surgery at Harvard Medical School, President and Chief Executive Officer of Deaconess Professional Practice Group, Boston, MA, and Chairman of the Department of Surgery at New England Deaconess Hospital (Boston, MA). Dr. Steele has served on the board of directors of companies including, Wellcare Health Plans Inc., a NYSE-listed managed care company, from 2009 to 2019, CEPHEID, a Nasdaq-listed molecular diagnostics company, from 2011 to 2016 and Weis Markets Inc., a NYSE-listed supermarket chain, from 2009 to 2015. We believe that Dr. Steele is qualified to serve on our Board because of his leadership and business experience, extensive experience in the health care industry, and his service on the boards of directors of other public companies.

Mary Smith	58

Ms. Smith has been nominated by our Board, upon the recommendation of our Nominating and Corporate Governance Committee, for election at the Annual Meeting. Since February 2018, Ms. Smith has served as Vice Chair at the VENG Group, a non-partisan government relations and public affairs firm, consulting clients on business development, strategy, healthcare and corporate governance. Ms. Smith served as Principal Deputy Director (Chief Executive Officer equivalent) from March 2016 to January 2017 and Deputy Director from October 2015 to March 2016 of Indian Health Service, a division of the U.S. Department of Health and Human Services and system of hospitals providing healthcare to over 2.2 million Native Americans in the United

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

States. From July 2014 to April 2015, Ms. Smith served as Special Counsel & Estate Trust Officer at the Office of Special Deputy Receiver Chicago Illinois, managing and advising on mergers and acquisitions for financially troubled insurance companies. Previously, Ms. Smith served as General Counsel at the Illinois Department of Insurance from June 2012 to July 2014, Counselor at the United States Department of Justice, Civil Division from February 2010 to June 2012 and Partner at Schoeman, Updike, Kaufman & Scharf. Earlier in her career, Ms. Smith served in the White House from 1997 to 2001 as Associate Director of Policy Planning in the Domestic Policy Council and later as Associate Counsel to the U.S. President in the White House Counsel’s Office. Ms. Smith received a B.S. degree in mathematics and computer science from Loyola University Chicago and a J.D. degree from the University of Chicago Law School. Additionally, Ms. Smith, who is Native American and an enrolled member of the Cherokee Nation, started a foundation, the Caroline and Ora Smith Foundation, to train Native American girls in science, technology, engineering and math. We believe that Ms. Smith is qualified to serve on our Board because of her executive leadership experience, personal knowledge of the healthcare industry and corporate governance experience.

Class I Directors (terms expiring in 2023)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Stephanie S. Okey, M.S. Nominating and Corporate Governance Committee	61

Ms. Okey has served as a member of our Board since 2018. For over 25 years, from 1987 until 2015, Ms. Okey served in various positions of increasing responsibility in the biopharmaceutical industry, first at Genentech, Inc., followed by 19 years at Genyzme, a Sanofi company, or Genzyme. Ms. Okey’s management experience during her tenure at Genyzme included serving as Senior Vice President, Head of North America, Rare Diseases, and U.S. General Manager, Rare Diseases from August 2012 to July 2015 and as Vice President and General Manager, U.S. Genetic Diseases Business Unit from September 2011 to August 2012. Ms. Okey retired from Genzyme in July 2015. Since June 2018, Ms. Okey has served as a member of the board of directors of Albireo Pharma, Inc., a Nasdaq-listed biopharmaceutical company, and since July 2019, she has served as a member of the board of directors of Crinetics Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company. In addition, she previously served as a member of the board of directors of the California Life Sciences Association from October 2014 to January 2016. Ms. Okey received a B.S. degree in Zoology from The Ohio State University and a M.S. degree in Immunology and Medical Microbiology from Wright State University. We believe that Ms. Okey is qualified to serve on the Board because of her executive leadership experience and her extensive experience in the commercialization of orphan disease products.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Stuart W. Peltz, Ph.D. Chief Executive Officer and Director	61

Dr. Peltz is a co-founder of PTC Therapeutics, Inc., and has served as our Chief Executive Officer and a member of our Board since our inception in 1998. He also serves as a director of PTC Therapeutics International Limited, our international headquarters and indirect wholly-owned subsidiary, as a director of certain of our other subsidiary boards and as a director of Health Sciences Acquisitions Corporation 2, a Nasdaq-listed company. Dr. Peltz is a recognized scientific leader in RNA biology in the area of post-transcriptional control processes involving mRNA turnover and translation, with more than 30 years of research and over 100 publications in this area. Prior to founding PTC, Dr. Peltz was a Professor in the Department of Molecular Genetics & Microbiology at the Robert Wood Johnson Medical School, Rutgers University. Dr. Peltz serves as a board member of the BioNJ Board of Trustees and previously served as its Chairman from 2014 to 2016. Dr. Peltz has received a number of business and scientific awards, including election as a Fellow of the American Academy for the Advancement of Science in 2010, recipient of the Dr. Sol J. Barer Award for Vision Innovation and Leadership in 2014 and recognition as PharmaVoice's 100 Most Inspiring People in 2009. He has served as a member of the board of directors for the Biotechnology Industry Organization (BIO) and on BIO's Emerging Companies Section Governing Board. Dr. Peltz received a Ph.D. from the McArdle Laboratory for Cancer Research at the University of Wisconsin. We believe that Dr. Peltz is qualified to serve on our Board because of his extensive executive leadership experience, many years of service as one of our directors and our Chief Executive Officer and extensive knowledge of our Company and industry.

Jerome B. Zeldis, M.D., Ph.D. Nominating and Corporate Governance Committee	71

Dr. Zeldis has served as a member of our Board since September 2012. Dr. Zeldis currently serves as the Executive Vice President and Head of Research and Development of NexImmune, Inc., a clinical-stage biotechnology company. From August 2016 through March 2020, Dr. Zeldis serves as the Chief Medical Officer of Sorrento Therapeutics, Inc., a public clinical-stage biopharmaceutical company. From August 2017 through September 2018, Dr. Zeldis served as the Chief Medical Officer of Celularity, Inc., a biotechnology company. Prior to joining Sorrento, Dr. Zeldis served as Chief Executive Officer of Celgene Global Health and the Chief Medical Officer of Celgene Corporation, a public biopharmaceutical company, where he had been employed since 1997. He previously served as Celgene's Senior Vice President of Clinical Research and Medical Affairs. Previously, Dr. Zeldis served as Assistant Professor of Medicine at Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School, and Professor of Clinical Medicine at the Robert Wood Johnson Medical School. Dr. Zeldis received an A.B. and M.S. from Brown University and a M.Phil., M.D. and Ph.D. in Molecular Biophysics and Biochemistry

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

(immunochemistry) from Yale University. Dr. Zeldis has served on the board of directors of Soligenix, Inc., a Nasdaq-listed biopharmaceutical company, since 2011; and has previously served on the board of directors of several public companies including; BioSig Technologies, Inc., a Nasdaq-listed diagnostic company, from 2015 to 2017 and from 2019 to 2020; Alliqua BioMedical, Inc., a Nasdaq-listed biomedical company, from 2011 to 2017; MetaStat, Inc., a medical device company traded on the OTCQB, from 2016 to 2019; and Kalytera Therapeutics, Inc., a pharmaceutical company traded on the TSXV, from 2015 to 2017. We believe that Dr. Zeldis is qualified to serve on our Board because of his executive leadership experience, his knowledge of the biopharmaceutical industry, his extensive role in drug development and clinical studies as well as his directorships in other life science companies.

Class III Directors (terms expiring in 2022)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Allan Jacobson, Ph.D. Director	75

Dr. Jacobson is a co-founder of PTC Therapeutics, Inc., and has served as a member of our Board since our inception in 1998, and previously served as Chairman of our Board from 1998 to 2004. Since 2000, Dr. Jacobson has served as Chairman of our scientific advisory board. Since 1994, Dr. Jacobson has been the Chairman of the Department of Microbiology and Physiological Systems at the University of Massachusetts Medical School. In 1982, Dr. Jacobson co-founded Applied bioTechnology, Inc., a biotechnology company, and served as its Chairman until its sale in 1991. From 1987 to 1990, Dr. Jacobson served as Special Limited Partner at Euclid Partners, a venture capital firm. Dr. Jacobson received a Ph.D. from Brandeis University in 1971, has authored over 100 publications in the field of post-transcriptional control processes and is an elected member of the American Academy of Microbiology and the American Academy of Arts and Sciences. We believe that Dr. Jacobson is qualified to serve on our Board because of his service as one of our directors since our inception, his knowledge of our Company and his extensive experience as a founder and leader of new businesses in the life science industry.

David P. Southwell Audit Committee Compensation Committee	60

Mr. Southwell has served as a member of our Board since 2005. He is currently the Chief Executive Officer, and a member of the board of directors, of TScan Therapeutics, Inc., a privately-held biotechnology company at which he has held this position since October 2018. Previously Mr. Southwell served as President and Chief Executive Officer of Inotek Pharmaceuticals, Inc., a biotechnology company from 2014 until its merger with Rocket pharmaceuticals Inc. in 2018. From March 2010 to September 2012, Mr. Southwell served as the Executive Vice President and Chief Financial Officer, and from 2008 to 2010 served as a member of the board of directors, of Human Genome

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Sciences, Inc., a biopharmaceutical company. Prior to joining Human Genome Sciences, he served as Executive Vice President and Chief Financial Officer of Sepracor, Inc., a research-based pharmaceutical company, from June 1994 to March 2008, and as Sepracor's Senior Vice President and Chief Financial Officer, from 1994 to 1995. From August 1988 until 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions within the investment banking division. In addition to TScan, Mr. Southwell currently serves on the board of Rocket Pharmaceuticals, a Nasdaq-listed biotechnology company. From 2018 to 2019, Mr. Southwell served on the board of directors of Spero Therapeutics, Inc., a Nasdaq-listed biotechnology company. During 2016, Mr. Southwell served as a director of inVentive Health, Inc., a contract research organization prior to its recapitalization in late 2016. From 2007 to 2016, Mr. Southwell served on the board of directors of THL Credit, Inc., a Nasdaq-listed business development company under the Investment Company Act of 1940. Mr. Southwell received a B.A. from Rice University and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Southwell is qualified to serve on our Board because of his extensive executive leadership experience and knowledge of our industry.

Dawn Svoronos Audit Committee	67

Ms. Svoronos has served as a member of our Board since 2016. Ms. Svoronos has more than 30 years of experience in the pharmaceutical industry, including extensive commercial work with the multinational pharmaceutical company Merck & Co. Inc., where she held roles of increasing seniority over 23 years of service. Prior to her retirement from Merck in 2011, Ms. Svoronos most recently served as President of Merck in Europe/Canada from 2009 to 2011, President of Merck in Canada from 2006 to 2009, and Vice-President of Merck for Asia Pacific from 2005 to 2006. Ms. Svoronos currently serves on the board of directors of the following publicly listed companies: Theratechnologies Inc., since 2013, Xenon Pharmaceuticals, Inc., since 2016, Global Blood Therapeutics, since 2018, and Adverum Biotechnologies Inc., since 2020. Previously, Ms. Svoronos served on the board of directors of Medivation, Inc., a Nasdaq-listed biopharmaceutical company, from 2013 until its acquisition in 2016, and Endocyte Inc., a Nasdaq-listed biopharmaceutical company, from May 2018 until its acquisition in December 2018. Ms. Svoronos is also a member of the board of directors of AgNovos Healthcare Company, a privately held organization. We believe that Ms. Svoronos is qualified to serve on our Board because of her extensive experience in commercialization of pharmaceutical products, including her substantial ex-U.S. commercialization expertise as well as her leadership experience and her service on the boards of directors of other public companies.

PROPOSAL 2: AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 125,000,000 TO 250,000,000

On March 23, 2021, upon the recommendation of our Nominating and Corporate Governance Committee, our Board approved the adoption of and declared advisable to the Company and its stockholders, subject to stockholder approval, an amendment to the Company’s Restated Certificate of Incorporation, or the Restated Certificate, to increase the number of authorized shares of common stock, par value $0.001 per share, from 125,000,000 shares to 250,000,000 shares. The proposed amendment to the Restated Certificate would not increase or otherwise affect our authorized preferred stock.

Our Board believes it is in the best interest of the Company and its stockholders to increase the number of authorized shares of common stock to give the Company greater flexibility in considering and planning for future potential business needs and pursuing our strategic goals. We currently have no specific plans, arrangements or understandings to issue additional shares of our common stock, except for the issuance of shares of common stock pursuant to our equity incentive plans to persons eligible to participate in those plans, including pursuant to the proposed amendment to our 2016 Employee Stock Purchase Plan, and potential future issuances pursuant to our at-the-market sales agreement with Cantor Fitzgerald & Co. and RBC Capital Markets, LLC, dated August 7, 2019, or our at-the-market sales agreement. However, the availability of additional shares of common stock for issuance is, in the Board's view, prudent and will afford the company with flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise. The increase in the number of authorized but unissued shares of common stock would enable our Board, without the expense and delay of seeking stockholder approval, to issue shares from time to time as may be required for proper business purposes. The additional shares of common stock will be available for issuance by our Board for various corporate purposes, including but not limited to, grants under our equity incentive award plans, financings such as public or private offerings of common stock or convertible securities, including issuances under our at-the-market sales agreement, satisfaction of potential milestone payment obligations, potential settlement of conversions of our 3.00% convertible senior notes due August 15, 2022 and our 1.50% convertible senior notes due September 15, 2026, potential strategic transactions, including mergers, acquisitions, strategic partnerships, collaborations, strategic investments, joint ventures, divestitures, business combinations, stock splits, stock dividends as well as other general corporate transactions and other corporate purposes that have not yet been identified. If the authorization of an increase in the available common stock is postponed until the foregoing specific needs arise, the delay and expense incident to obtaining approval of the stockholders at that time could impair our ability to achieve the corporate purposes set forth above.

The Restated Certificate currently authorizes the issuance of up to 125,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 16, 2021, 70,418,067 shares of our common stock were outstanding and our Board had reserved 12,623,895 shares of common stock for issuance upon the exercise of outstanding stock options and unvested restricted stock units, 752,366 shares of common stock for issuance pursuant to our 2013 Long Term Incentive Plan, 1,096,710 shares of common stock for issuance pursuant to our 2020 Inducement Stock Incentive Plan, as amended, and 359,167 shares of common stock for issuance pursuant to our 2016 Employee Stock Purchase Plan. In addition, our Board has reserved up to 10,577,310 shares of common stock for issuance upon conversion of our 3.00% convertible senior notes due August 15, 2022 and our 1.50% convertible senior notes due September 15, 2026. As a result, the Company has only 29,172,485 shares of common stock available for future issuance out of the 125,000,000 shares of common stock currently authorized as of March 31, 2021. Additionally, we have the option to pay our contingent obligations of (i) up to $200.0 million in potential milestone payments to BioElectron pursuant to an Asset Purchase Agreement by and between us and BioElectron, dated October 1, 2019 and (ii) a $30.0 million development milestone payment upon the completion of enrollment of a Phase 3 clinical trial for PTC923 for PKU to former Censa securityholders pursuant to an Agreement and Plan of Merger, dated as of May 5, 2020, by and among us, Hydro Merger Sub, Inc., our wholly owned, indirect subsidiary, and, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of Censa, Shareholder Representatives Services LLC, in shares of our common stock rather than in cash. Our Board has also approved, and we are seeking stockholder approval of, an increase of 1,000,000 shares of common stock to be reserved for issuance under the 2016 Employee Stock Purchase Plan, as described in Proposal 3.

If this proposal is approved, the additional authorized shares may be issued at the discretion of our Board without further stockholder action, except as may be required by law or the rules of Nasdaq. The adoption of the proposed amendment to the Restated Certificate would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. However, the issuance of shares of common stock, other than on a pro-rata basis to all stockholders, would reduce each stockholder’s proportionate interest in the Company and the issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders' equity and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the company than they presently own. The holders of any of the additional shares of common stock issued in the future would have the same rights and privileges as the holders of the shares of common stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares. The holders of shares of our common stock will have no dissenters' rights of appraisal under Delaware law, our Restated Certificate or our Bylaws with respect to the proposed amendment to the Restated Certificate.

The issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the company. We are not aware of any attempts on the part of a third party to effect a takeover of the company, and the proposed amendment to the Restated Certificate has been proposed for the reasons stated above and not with the intention that any increase in the authorized shares of common stock be used as a type of anti-takeover device.

A copy of the proposed amendment to the Restated Certificate is attached as Exhibit A to this proxy statement. If the proposed amendment to the Restated Certificate is approved, subject to the discretion of the Board of Directors, as soon as practicable after the Annual Meeting, the Company will file the amendment to the Restated Certificate with the office of the Secretary of State of Delaware to reflect the increase in the authorized number of shares of our common stock. Upon approval and following such filing with the Secretary of State of Delaware, the amendment to the Restated Certificate will become effective on the date it is filed. Our Board reserves the right to abandon or delay the filing of the amendment to the Restated Certificate even if it is approved by the stockholders. If the proposed amendment to the Restated Certificate is approved and becomes effective, the first paragraph of Article FOURTH of our Restated Certificate, which sets forth our currently authorized capital stock, will be amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty-Five Million (255,000,000) shares, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

The affirmative vote of the holders of at least a majority of the shares of common stock entitled to vote at the Annual Meeting will be required to approve this proposal. Abstentions will have the practical effect of a vote against the amendment to the Restated Certificate. Our Board urges stockholders to vote for this proposal as failure to obtain the vote of a majority of outstanding shares may limit the Company’s abilities to operate and execute on future business plans.

Our Board Recommends that You Vote "FOR" the Approval of an Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 125,000,000 to 250,000,000.

PROPOSAL 3: AMENDMENT TO THE COMPANY’S 2016 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER THE PLAN FROM 1,000,000 TO 2,000,000

On March 23, 2021, upon the recommendation of our Compensation Committee, our Board approved the adoption of and declared advisable to the Company and its stockholders, subject to stockholder approval, an amendment to the Company’s 2016 Employee Stock Purchase Plan, or the ESPP, to increase the number of authorized shares of common stock authorized for issuance under the ESPP from 1,000,000 shares to 2,000,000 shares (we refer to the ESPP as so amended, as the Amended ESPP).

A description of the material terms of the Amended ESPP are summarized below. The only difference between the terms of the ESPP and the Amended ESPP is that the Amended ESPP provides that an additional 1,000,000 shares of our common stock may be issued pursuant to the Amended ESPP.

The Amended ESPP is intended to benefit our company and our stockholders by attracting, retaining and motivating talented employees, which we believe to be critical for our success, and aligning the interests of participating employees with our stockholders. We believe that the ability to participate in the Amended ESPP is an attractive feature for current and potential employees by affording them the opportunity to share in the growth and success of the Company. The Amended ESPP also helps to attract and retain employees because employee stock purchase plans are commonly offered by our peers and other industry leaders. In 2018, 2019 and 2020, we issued a total of 139,181, 107,145 and 124,736 shares of common stock under the ESPP, respectively. As of April 16, 2021, 359,167 shares were available for future issuance under the ESPP without giving effect to the approval of the Amended ESPP. As our employee population continues to grow, if the Amended ESPP is not approved by our stockholders, our ability to recruit and retain employees could be negatively impacted if we do not have sufficient authorized shares available for future issuance under our ESPP for our employees’ participation. To further encourage stock ownership among our employees while providing our employees a benefit that is common in the companies with which we compete for talent, our Board has adopted the Amended ESPP.

A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Our Board urges stockholders to vote for this proposal as failure to obtain the required vote may limit the Company’s ability to attract, retain and motivate talented employees.

Our Board Recommends that You Vote "FOR" the Approval of an Amendment to the Company’s 2016 Employee Stock Purchase Plan to Increase the Number of Authorized Shares of Common Stock under the Plan from 1,000,000 to 2,000,000.

Description of the Amended ESPP

The following is a brief summary of the Amended ESPP. The following description is only a summary of the material terms of the Amended ESPP, and is qualified in its entirety by reference to the Amended ESPP, a copy of which is attached to this proxy statement as Exhibit B. You can request a copy of the Amended ESPP by writing to PTC Therapeutics, Inc., Attn: Corporate Communications, 100 Corporate Court, South Plainfield, New Jersey 07080. A copy of the Amended ESPP, which is attached to the electronic copy of this proxy statement filed with the SEC, also may be accessed from the SEC's home page (www.sec.gov).

Eligibility

All employees of the Company and any subsidiary of the Company designated by our Board or Compensation Committee are eligible to participate in the Amended ESPP provided that they work more than twenty (20) hours per week and for more than five (5) months in a calendar year, are employees for at least two (2) years prior to enrolling in the Amended ESPP and are employees on the first day of the applicable offering period; provided, that we may permit employees who work fewer hours per week, fewer months per calendar year or who have been employed for a shorter period of time prior to participating in the Amended ESPP, in accordance with the terms of the Amended ESPP, Section 423 of the Code and guidelines that we establish under the Amended ESPP. No employee can be granted an option under the Amended ESPP that would result in the employee owning common stock and/or options to purchase common stock representing five percent or more of the total combined voting power or value for all classes of our outstanding capital stock. As of March 31, 2021, approximately 957 employees would have been eligible to participate in the Amended ESPP, including our currently employed named executive officers.

Amended ESPP Operation

The Amended ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment form, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute from 1 to 15 percent (or such higher or lower maximum percentage as we may determine in accordance with the terms of the Amended ESPP, Section 423 of the Code and guidelines that we establish under the Amended ESPP), in whole percentages only, of their compensation (as defined in the Amended ESPP) received on each pay day during the offering period. Our Board or Compensation Committee may also, in its discretion, establish a different minimum payroll deduction percentage.

The Amended ESPP will be implemented by consecutive six (6) month offering periods. Our Board or Compensation Committee may, in its discretion, choose a different offering period of not more than twenty-seven (27) months.

Offering periods will begin at such time as our Compensation Committee may determine and establish in the Amended ESPP's guidelines. The guidelines currently contemplate that offering periods will begin on the first day on which national stock exchanges and Nasdaq are open for trading on or after July 1 and January 1 of each year. On the first day of each offering period, each employee who is enrolled in the Amended ESPP will automatically receive an option to purchase, on the last business day of the offering period, up to that number of shares of our common stock determined by multiplying $2,083 by the number of full months in the plan period and dividing the result by the closing price of our common stock on the first day of the offering period, or such lesser number of shares set by the Board or Compensation Committee. We refer to these as the option shares.

However, no eligible employee may be granted an option under the Amended ESPP that permits the employee's rights to purchase shares under the Amended ESPP to accrue at a rate that exceeds $25,000 in fair market value (based on the value of the stock on the first day of the offering period) of our common stock in any given calendar year in which such option is outstanding at any time.

Unless a participant withdraws from the Amended ESPP, the participant's option will be exercised automatically on the last business day of the offering period as to the largest whole number of shares that are exercisable and can be purchased with the deductions accumulated as of the last business day of the offering period.

Our Board or Compensation Committee will determine the purchase price of each of the shares purchased in a given offering period. The purchase price will be at least 85% of (i) the closing price of a share of our common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower or (ii) the closing price of a share of our common stock on the last business day of the offering period. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the Amended ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance, on a pro-rata basis.

All payroll deductions received or held by the Company under the Amended ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions (except as our Board or Compensation Committee may otherwise provide), and an employee participating in the Amended ESPP may not increase or decrease payroll deductions, except as permitted by the Amended ESPP. Employees may purchase common stock under the Amended ESPP only through payroll deductions. A participant's payroll deduction elections remain in effect for successive offering periods. Except to the extent provided by our Board or Compensation Committee in accordance with the Amended ESPP, Section 423 of the Code and guidelines with respect to the Amended ESPP a participant's payroll deduction may be decreased, increased or terminated by the participant only with respect to the next offering period. A participant may decrease or increase the rate of his or her payroll deductions for subsequent offering periods by filing a new enrollment form with our payroll office authorizing a change in payroll deduction rate. In addition, a participant may elect to discontinue his or her payroll deductions during an offering period but not elect to withdraw his or her funds. In such cases, funds deducted prior to his or her election to discontinue shall be applied to the purchase of common stock on the last day of the purchase period in which the funds were deducted. If an employee withdraws from participation during an offering period, the amounts contributed to the Amended ESPP will be refunded promptly without interest and the employee's option granted for such offering period will automatically terminate. At the end of the offering period, the accumulated payroll contributions of each employee who continues to participate in the plan as of such date will be used to purchase shares of common stock (at the option price described above) subject to the limitations described above. A participant's withdrawal from an offering period will not have any effect upon his or her eligibility to participate in succeeding offering periods or in any other similar plan which the Company may adopt.

The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of the offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the Amended ESPP are not currently determinable.

We are required to make equitable adjustments to the number and class of securities available under the Amended ESPP, the share limitations under the Amended ESPP and the purchase price for an offering period under the Amended ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.

In connection with a merger or other reorganization event (as defined in the Amended ESPP), our Board or a committee appointed by our Board may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the Amended ESPP on such terms as our Board or committee determines:

•	provide that options shall be assumed, or substantially equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
•	upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of such reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our Board or committee in such notice, which date shall not be less than ten days preceding the effective date of the reorganization event;
•	upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;
•	in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the acquisition price, change the last day of the offering period to be the date of the consummation of the reorganization event, and make or provide for a cash payment to each employee equal to (1) the acquisition price times the number of shares of our common stock that the employee's accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the acquisition price is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the Amended ESPP, minus (2) the result of multiplying such number of shares by the purchase price; and/or
•	provide that, in connection with our liquidation or dissolution, options shall convert into the right to receive liquidation proceeds (net of the purchase price thereof).

Administration

The Amended ESPP shall be administered by our Board or by a committee appointed by the Board. Our Board or such committee has authority to make rules and regulations for the administration of the Amended ESPP, and its interpretation and decisions with respect to the Amended ESPP shall be final and conclusive.

The Board or such committee may delegate to one or more officers of the Company the authority to implement and administer the Amended ESPP, subject to the terms of the Amended ESPP and any guidelines approved by the Board or such committee. The Board has appointed the Compensation Committee to administer the ESPP, and the Compensation Committee has delegated authority over certain administrative matters with respect to the ESPP to the Company's Employee Benefit Plan Committee, subject to the terms of the ESPP and the guidelines adopted by the Compensation Committee. Such delegations will remain in effect if the Amended ESPP is approved by the stockholders.

Our Board or Compensation Committee has the ability to change offering periods (including the commencement dates and length thereof) with respect to future offerings without stockholder approval. Our Board may terminate or amend the Amended ESPP at any time and for any reason. The Board may amend the Amended ESPP at any time, but the plan may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code including stockholder approval if required.

Our Board or the Compensation Committee may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees to the extent such actions are in compliance with Section 423 of the Code.

New Plan Benefits

Benefits and purchases of shares of our common stock under the Amended ESPP depend on elections made by employees and the fair market value of our common stock on dates in the future. As a result, it is not possible to determine the benefits that will be received by executive officers and other employees in the future under the Amended ESPP.

For illustrative purposes only, the following table sets forth certain information regarding the number of shares of our common stock purchased during the fiscal year 2020 offering periods pursuant to our ESPP by each of (i) the NEOs identified in the Summary Compensation Table of this proxy statement, (ii) all current executive officers, as a group, and (iii) all employees, other than executive officers, as a group. Non-executive members of our Board are not eligible to participate in the ESPP.

Name and Position	Dollar Value ($)	Shares Purchased (#)
Stuart W. Peltz, Ph.D., Chief Executive Officer	$—	—
Emily Hill, Chief Financial Officer	$—	—
Neil Almstead, Ph.D., Chief Technical Operations Officer	$—	—
Mark E. Boulding, Ph.D., Chief Technical Operations Officer	$—	—
Eric Pauwels, Chief Business Officer	$27,860	500
Marcio Souza, former Chief Operating Officer (resigned from the Company as of April 25, 2020)	$—	—
All current executive officers, as a group	$72,964	1,309
All non-executive directors, as a group	$—	—
All employees, other than current executive officers, as a group	$6,935,724	123,427

(1)	Dollar value is calculated as: (i) the number of shares of common stock purchased under the ESPP for the offering periods beginning January 1, 2020 and July 1, 2020; multiplied by (ii) the closing price on the last business day of the applicable offering period, June 30, 2020 or December 31, 2020. The participants’ purchase price per share of common stock was $41.174 on June 30, 2020 and $43.86 on December 31, 2020.

Since the ESPP was approved by our stockholders in 2016: Dr. Peltz has purchased 0 shares of our common stock under the ESPP, Ms. Hill has purchased 0 shares of our common stock under the ESPP, Dr. Almstead has purchased 2,490 shares of our common stock under the ESPP, Mr. Boulding has purchased 2,490 shares of our common stock under the ESPP, Mr. Pauwels has purchased 3,774 shares of our common stock under the ESPP, Mr. Souza has purchased 3,505 shares of our common stock under the ESPP, all of our current executive officers, as a group have purchased 13,068 shares of our common stock under the ESPP, all of our non-executive directors and director nominees, as a group have purchased 0 shares of our common stock under the ESPP and all of our employees, other than current executive officers, as a group have purchased 627,765 shares of our common stock under the ESPP.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the Amended ESPP and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. The Amended ESPP is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code. This summary assumes that the Amended ESPP complies with Section 423 of the Code. Further, this summary assumes that the purchase price for shares is 85% of the closing price of a share of our common stock on the first day of the offering period or the last day of the offering period, whichever is lower. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants

A participant will not have income upon enrolling in the Amended ESPP or upon purchasing stock at the end of a purchase period. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the Amended ESPP. The amount of each type of income and loss will depend on whether the participant disposes of the stock in a qualifying or disqualifying disposition. A qualifying disposition is when the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date on which the participant purchased the stock at a profit (i.e., the sales proceeds exceed the purchase price). In a qualifying disposition, the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; and
•	the difference between the fair market value of the stock on the date of disposition and the purchase price.

Any profit in excess of compensation income will be long-term capital gain. If the participant sells the stock at a loss (i.e., if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and short-term if held one year or less.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant recognizes compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2021. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Ernst & Young LLP has served as our auditor consecutively since 2010, and has served as our independent registered public accounting firm beginning in connection with our initial public offering in 2013. Ernst & Young LLP has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

Our Audit Committee is solely responsible for selecting our independent registered public accounting firm for 2021. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes that it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

If the stockholders do not ratify the appointment, our Audit Committee will investigate the reasons for stockholder rejection and may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 and may appoint another independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the ratification of Ernst & Young LLP.

Our Board Recommends that You Vote "FOR" the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees incurred for services performed by Ernst & Young LLP during fiscal years 2020 and 2019:

Nature of Service	2020	2019
Audit Fees(1)	$2,439,651	$2,376,055
Audit Related Fees	$—	$—
Tax Fees(2)	$396,803	$239,584
All Other Fees(3)	$2,000	$5,000
Total:	$2,838,454	$2,620,639

(1)	"Audit Fees" represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements, accounting consultations, and other services that are normally provided by the independent registered public accounting firm in connection with other statutory or regulatory requirements including, services rendered relating to our registration statement filings with the SEC and public offerings of our common stock and services rendered in connection with the audit of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
(2)	"Tax Fees" is primarily for services rendered in connection with international tax matters, including services rendered for tax compliance and tax advice.

(3)	This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2020 and 2019 are related to licensed accounting research software.

Our Audit Committee determined that the provision of the non-audit services by Ernst & Young LLP described above is compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. Our Audit Committee has delegated to the Chair of our Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Ernst & Young LLP and associated fees, provided that the Chair of our Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting. All services provided by Ernst & Young LLP during 2020 and 2019 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements of PTC Therapeutics, Inc. for the fiscal year ended December 31, 2020 with management.

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526 regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence from us with Ernst & Young LLP.

Based on the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

By the Audit Committee of the
Board of Directors of PTC Therapeutics, Inc.

Emma Reeve, Chair
David P. Southwell
Dawn Svoronos

EXECUTIVE OFFICERS

The following table and biographical descriptions provide information as of April 16, 2021 relating to each of our executive officers, other than Dr. Peltz, who also serves as a director of the Company. Dr. Peltz’s biographical information is presented above in this proxy statement under the heading "Proposal 1: Election of Directors—Biographical Information."

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Neil Almstead, Ph.D. Chief Technical Operations Officer	54

Dr. Almstead has served as our Chief Technical Operations Officer since December 2018. Dr. Almstead has been employed with PTC since 2000. He served as our Executive Vice President, Research, Pharmaceutical Operations and Technology from January 2015 to December 2018, Senior Vice President, Research and CMC from July 2008 to December 2014 and Senior Vice President, Chemistry and CMC from January 2007 to June 2008. Prior to joining PTC, Dr. Almstead served as Project Manager at Procter & Gamble Company, a publicly traded consumer products company. Dr. Almstead has co-authored more than 75 publications and patents pertaining to the design and synthesis of lead candidate compounds for genetic disorders, oncology and inflammatory diseases. Dr. Almstead received a B.S. from Clarkson University and a Ph.D. in Organic Chemistry from the University of Illinois at Urbana-Champaign.

Mark E. Boulding Executive Vice President and Chief Legal Officer	60

Mr. Boulding has served as our Executive Vice President and Chief Legal Officer since March 2012, and previously served as our Senior Vice President and General Counsel from April 2002 to February 2012 and our Corporate Secretary from 2002 to 2017. He also serves as a director of one and as co-secretary of two subsidiaries of PTC. Prior to joining us, Mr. Boulding served as General Counsel, Executive Vice President and Secretary of MedicaLogic/Medscape, Inc., a provider of digital health records software and healthcare information, from May 2000 to April 2002. From June 1999 to May 2000, Mr. Boulding served as the General Counsel, Vice President and Secretary of Medscape, Inc., a provider of online health information and education. Mr. Boulding previously was a partner in two Washington, D.C.-based law firms. Mr. Boulding received a J.D. from the University of Michigan and a B.A. from Yale College.

Emily Hill Chief Financial Officer	41

Ms. Hill has served as our Chief Financial Officer since June 2019. Ms. Hill joined the Company in November 2013 as Executive Director, Investor Relations, became Vice President Investor Relations in January 2018 and Senior Vice President, Head of Investor Relations in January 2019. She also serves as a director of a subsidiary of PTC. Prior to joining the Company, Ms. Hill was Director of Investor Relations at Warner Chilcott from 2011 to 2012. From 2008 to 2010, Ms. Hill was Senior Manager of Investor Relations at Genzyme Corporation. From 2007 to 2008, Ms. Hill was a Biotech Equity Research Associate at Summer Street Partners. Ms. Hill has a BA from Hamilton College, an MS in pharmacology

		from Tufts University School of Biomedical Research and received her MBA from Fordham University.

Matthew B. Klein Chief Development Officer	49

Dr. Klein has been our Chief Development Officer since April 2020. Dr. Klein joined the Company in October 2019 as Global Head Gene and Mitochondrial Therapies and became Global Head Clinical Development in March 2020. Prior to joining the Company, Dr. Klein was Chief Executive Officer of BioElectron Technology Corporation, or BioElectron, from 2018 to 2019, and served as a board member of BioElectron from 2018 to 2020. Dr. Klein served as the Chief Medical Officer of BioElectron from 2013 to 2019 and was Senior Vice President, Clinical Science at BioElectron from 2012 to 2013. Dr. Klein has also served as a member of the board of directors of ClearPoint Neuro, Inc., a Nasdaq-listed company, since 2020 as our director designee. Dr. Klein has a BA from the University of Pennsylvania, an MD from Yale University School of Medicine and an MS in epidemiology from the University of Washington School of Public Health.

Eric Pauwels Chief Business Officer	60

Mr. Pauwels has served as our Chief Business Officer since April 2020. Mr. Pauwels has 35 years of healthcare experience in biopharmaceuticals and medical devices. Mr. Pauwels joined the Company in March 2015 as Senior Vice President and General Manager of the Americas. He also serves as a director of one of our subsidiaries. From September 2011 until March 2015, Mr. Pauwels was the Chief Commercial Officer and President of International for NPS Pharmaceuticals, a publicly traded biopharmaceutical company that was acquired by Shire plc. In 2011, Mr. Pauwels was the Chief Marketing Officer of Accuray Inc. From 2005 to 2010 Mr. Pauwels served as the first Chief Commercial Officer for the Shire Rare Disease Business. Mr. Pauwels earned his B.S. from California State Polytechnic University in Pomona, California.

Christine Utter Senior Vice President, Chief Accounting Officer and Head of People Services	43

Ms. Utter has served as our Chief Accounting Officer since June 2019. Ms. Utter joined the Company in 2010 as the Assistant Controller, became Senior Vice President, Finance, in January 2017 and Principal Financial Officer in June 2017 and served in such capacity until June 2019. From 2005 until 2009, Ms. Utter was the Assistant Corporate Controller of Barrier Therapeutics. Prior to 2005, Ms. Utter held positions as a financial analyst at Engelhard Corporation and as an auditor at both Ernst & Young LLP and Arthur Andersen. Ms. Utter holds a B.S. in accounting from The College of New Jersey and is a certified public accountant.

There are no family relationships between or among any of our executive officers or directors. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

EXECUTIVE COMPENSATION

This section describes the material elements of compensation awarded to, earned by or paid to our named executive officers, who, for fiscal year 2020, are:

●	Stuart W. Peltz, Ph.D., Chief Executive Officer;
●	Emily Hill, Chief Financial Officer
●	Neil Almstead, Ph.D., Chief Technical Operations Officer;
●	Mark E. Boulding, Executive Vice President and Chief Legal Officer;
●	Eric Pauwels, Chief Business Officer; and
●	Marcio Souza, former Chief Operating Officer (resigned from the Company as of April 25, 2020).

Additionally, this section discusses the principles underlying our decisions with respect to the compensation of our named executive officers and the most important factors relevant to an analysis of these decisions, as well as qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, and is intended to provide context for the data presented in the tables and narrative that follow.

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program is intended to be competitive with our peers and to motivate our executive team to achieve our short-term and long-term strategy for creating stockholder value. Our executive compensation program consists of three primary elements: base salary, annual cash incentive and annual equity award.

In 2020, we set the salary below the median, and the target total cash compensation opportunity, which is the sum of salary and target bonus, near the median of our 2019 peer group for our Chief Executive Officer. The total target direct compensation opportunity for our Chief Executive Officer, which is the sum of target cash and the fair value of stock options and restricted stock units awarded in January 2020, was higher than the total target direct compensation opportunity for our Chief Executive Officer in 2019. This was primarily due to two factors. First, our annual equity grants made in January 2020 to our Chief Executive Officer and other named executive officers were granted when the price of our common stock was 55% higher than the price of our common stock in January 2019 at the time the annual equity grants were made, which followed total shareholder return, or TSR, of 40% during 2019 (which was itself followed by a year of 26% TSR in 2020). Second, in January 2020, we awarded larger annual equity awards to our named executive officers than in January 2019 because we felt that corporate accomplishments during 2019 were exceptional. The 2019 accomplishments included the acquisition of substantially all of the assets of BioElectron and the establishment of our Bio-e platform. For a discussion of how we determine our peer groups, see "Peer Group Composition" on page 42.

2020 Say on Pay Vote

Pursuant to Section 14A of the Exchange Act, at our 2020 annual meeting of stockholders, our stockholders voted, in an advisory manner, on a proposal to approve our named executive officers’ compensation, which is commonly referred to as the “say-on-pay” vote.

The 2020 say-on-pay vote was approved by our stockholders, with approximately 98.5% of the votes cast in favor of the overall compensation of our named executive officers, including related compensation philosophy, policies and practices. We were pleased with the continued strong support from our stockholders, which we believe resulted from changes we made to our executive compensation program over the past several years, and we will continue to evaluate our executive compensation program going forward.

Executive Compensation Objectives and Philosophy

Our compensation policies and programs are intended to:

●	drive the achievement of key corporate milestones and the execution of our long-term growth strategy by placing a significant portion of named executive officer compensation "at risk",
●	attract and retain well-qualified executive management, and
●	align the interests of our executive officers and long-term stockholders.

"At-risk" compensation drives executive focus on achievement of our short- and long-term goals. Under our executive compensation program, a significant majority (92.9% and 87.1%, respectively) of our Chief Executive Officer’s and other named executive officers’ (for those who were named executive officers for the full year) primary compensation elements in 2020 (comprised of base salary, annual cash incentive at target, and the grant date fair market value of the annual equity award) were variable based on our annual performance against pre-established goals or our stock price, as shown below:

Primary compensation elements in 2020

(base salary, annual cash incentive at target, and annual equity award)

8.0%
Annual Incentive
7.1%
Base Salary
CEO
2020
84.9%
Annual Equity Award

8.2%
Annual Incentive
12.9%
Base Salary
NEO*
Average
2020
78.9%
Annual Equity Award

* Average for all named executive officers who were named executive officers for the full year, other than the Chief Executive Officer

The variable portion of our compensation program was higher in 2020 than in 2019, while the portion of total compensation represented by base salary compensation was lower in 2020 compared to 2019. This reflects our desire to keep base salary levels in a median range of our then peer group year over year, and a focus of granting our named executive officers equity grants and non-equity incentive compensation that are contingent upon achieving corporate goals and increasing shareholder value, which we believe helps to align named executive officers’ interests with the interests of our stockholders.

We believe that our annual cash incentive program contributes to the achievement of key short-term goals that drive the success of our long-term growth strategy. Our Compensation Committee works with management to establish corporate objectives under our annual cash incentive program that highlight the Company’s strategic goals and provide appropriate motivation toward the achievement of significant milestones that we believe directly correlate to the long-term enhancement of stockholder value.

In addition, since becoming a public company in June 2013, our executive compensation program has included an annual equity award that generally vests over a period of four years, traditionally in the form of stock options and, in 2017 and 2020, restricted stock awards and restricted stock units, respectively. Equity awards are made at the start of the new year, which is after performance results for the previous year are known and before the results for the new year. The January 2020 equity grant was influenced by our company’s strong performance in 2019 during which our share price increased by 40% year-over-year and by our 64% three-year compound annual growth rate return at the end of 2019.

The equity awards granted to our named executive officers in 2018 and 2019 who were named executive officers at the time of grant were comprised of stock options. The Compensation Committee utilized stock options to encourage the execution of our long-term growth strategy as these equity awards only provide value if our stock price increases after the grants are made and the applicable award has vested. In 2020, the Compensation Committee split the equity awards between options and restricted stock units, with 70% in options and 30% in restricted stock units, in order to use fewer dilutive shares and to include some immediate retention with restricted stock units through short-term market volatility.

We do not maintain an executive perquisite program or any guaranteed or funded retirement plan benefits other than a matching contribution under our 401(k) savings and retirement plan, or our 401(k) plan, that we make available to all employees. Additionally, in light of travel safety concerns due to the COVID-19 pandemic, our Compensation Committee determined that Dr. Peltz is required to use private chartered aircraft for all aircraft travel, including any personal travel, during the duration of the COVID-19 pandemic, see "Other Elements of Compensation" below.

Attract and retain well-qualified executive management.  We believe the Company’s growth and success can only be achieved through the contributions of our employees, as led by our executive officers. Our Compensation Committee regularly works with an independent compensation consultant to understand the competitive landscape and design a compensation program intended to attract, engage and retain high caliber, talented executives capable of executing on our short- and long-term growth strategy.

For compensation in 2020, our Compensation Committee utilized data from the 2019 peer group developed with the assistance of its independent compensation consultant as one tool to assist the Compensation Committee with respect to competitive positioning and internal parity for base salary, bonus target under our annual incentive program, and equity awards. Peer group data is viewed as a reference point in making compensation decisions, but the Compensation Committee does not utilize peer data in a formulaic manner. As a result, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and future leadership potential.

Strengthen the alignment of the interests of our executive officers and stockholders.  A stock option only has value if our stock price increases above the option exercise price and such increased value is maintained through the vesting and exercise date. The Compensation Committee believes that this form of equity award is most effective at rewarding successful execution of our long-term growth strategy and has historically relied primarily on granting stock option equity awards to our named executive officers.

Peer Group Composition

General.  Our Compensation Committee uses peer group benchmark information developed in coordination with an independent compensation consultant to assist it in understanding the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at peer companies. Our Compensation Committee considers the relevance of its compensation peer group based on factors that include the Company’s stage of development, therapeutics focus, market capitalization, revenue, and headcount.

Analysis of the level and types of compensation our peer group companies offer for positions similar to those of our named executive officers is only one factor taken into account by the Compensation Committee when determining executive compensation. Our Compensation Committee also considers the performance of the Company and each named executive officer’s individual performance over the past year, their contributions to the execution of the Company’s short-term goals and long-term strategy, the Board’s expectations of performance against key strategic, financial and operational objectives in the coming year, the long-term retention of the named executive officer, and demonstration of executive leadership at the Company as well as matters of internal parity.

2019 Peer Group. Our Compensation Committee retained FW Cook as its independent compensation consultant in 2019 and directed FW Cook to assist it in the development of a reference peer group, which we refer to as the 2019 peer group, for compensation decisions to be made effective in January 2020, including 2020 base salary adjustments, annual cash incentive targets for 2020, and the annual equity awards granted on January 29, 2020 for 2019 performance.

In developing the 2019 peer group, the Compensation Committee, with input from FW Cook, selected companies within what it considered a relevant market cap range, that have at least one commercial product and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. Acorda Therapeutics, Inc. and Omeros Corp. were removed from the peer group because their market caps were no longer in the relevant market cap range. The Medicines Company was removed since it no longer owned commercial drugs. Two new companies, Spark Therapeutics, Inc. and Pacira BioSciences, Inc., with market caps in a similar range as ours were added, for a total of 15 peer companies. The 2019 peer group had a median market cap of approximately $2.48 billion on average in 2018 when the selected companies made the compensation decisions disclosed in their 2019 proxy statements. PTC’s market cap at the time of the 2019 peer group review was $2.61 billion, which was near the 75th percentile of the 2019 peer group. PTC’s employee population was above the 75th percentile of the 2019 peer group and PTC’s trailing 12 month revenue was aligned with the median of the 2019 peer group. The 2019 peer group consisted of:

ACADIA Pharmaceuticals, Inc.	Amarin Corporation plc	Amicus Therapeutics, Inc.
Exelixis, Inc.	Halozyme Therapeutics, Inc.	Heron Therapeutics, Inc.
Intercept Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.	Pacira BioSciences, Inc.*	Sarepta Therapeutics, Inc.
Spark Therapeutics, Inc.*	Supernus Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical, Inc.

*	New peer group member in 2019

2020 Peer Group. Our Compensation Committee retained FW Cook as its independent compensation consultant in 2020 and directed FW Cook to assist in the development of a reference peer group, which we refer to as the 2020 peer group, for compensation decisions to be made effective in January 2021, including 2021 base salary revisions, annual cash incentive targets for 2021, and the annual equity awards granted on January 6, 2021 for 2020 performance.

In developing the 2020 reference peer group, the Compensation Committee again selected companies within what it considered a relevant market cap range, that have at least one commercial product and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. A 2020 review of the 2019 peer group showed PTC was above the 60th percentile of the average market cap and that continuing with 12 companies from the 2019 peer group maintained year-over-year consistency. Momenta Pharmaceuticals, Inc. and Spark Therapeutics, Inc. were removed from the peer group because they were acquired by other companies in 2020. Halozyme Therapeutics, Inc. was removed from the peer group because of its shift in focus away from traditional drug development. Four new companies, Agios Pharmaceuticals, Inc., bluebird bio, Inc., Fibrogen, Inc. and Neurocrine Biosciences, Inc., with market caps in a similar range as ours were added, for a total of 16 peer companies. The selected companies had a median market cap of approximately $3.49 billion on average in 2019 when they made the compensation decisions disclosed in their 2020 proxy statements. PTC’s market cap at the time of the 2020 peer group review was $3.28 billion, which was near the median of the 2020 peer group. PTC’s employee population was near the 85th percentile of the 2020 peer group and PTC’s trailing 12 month revenue was slightly below the median of the 2020 peer group. The 2020 peer group consisted of:

ACADIA Pharmaceuticals, Inc.	Agios Pharmaceuticals, Inc.*	Amarin Corporation plc
Amicus Therapeutics, Inc.	bluebird bio, Inc.*	Exelixis, Inc.
Fibrogen, Inc.*	Heron Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.
Ionis Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.*
Pacira BioSciences, Inc.	Sarepta Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
Ultragenyx Pharmaceutical, Inc.

*	New peer group member in 2020

Individual and Company Performance

When making annual compensation determinations, the Compensation Committee considers each named executive officer’s individual performance over the past year, his or her contributions to the execution of the Company’s short-term goals and long-term strategy, the Board’s expectations of performance against key strategic, financial and operational objectives in the coming year, and demonstration of executive leadership at the Company.

Individual performance is used together with other information resources to assist in a holistic evaluation of executive compensation. In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year and assigns a corporate rating value, defined as a percentage against goals, to corporate performance based on their assessment of results. This corporate rating is applied, together with the individual performance modifier described below, to determine the amounts earned by each named executive officer under the annual incentive program for the last closed (or closing) fiscal year. Awards under the 2020 annual cash incentive program were finalized in January 2021 based on the Compensation Committee’s assessment of individual and Company performance during 2020.

While individual performance is considered in connection with all aspects of executive compensation, the individual performance modifier only directly impacts the value of cash incentive compensation received by our named executive officers under our annual incentive program. Quantitative weight is assigned to individual performance in the form of an individual performance modifier, which, for 2020 compensation, could range from 1.10, for top performers, to 1.0, for employees who consistently deliver on their position requirements and expectations. Performance below these levels can result in the application of an individual performance modifier that is less than 1.0, reducing the annual incentive award below the level determined by corporate performance.

Our Compensation Committee generally considers Dr. Peltz’s assessment of each named executive officer’s performance, other than himself, around the end of the fiscal year at the same time that it considers the Company’s performance against the corporate goals established by the Compensation Committee and Dr. Peltz’s performance for the applicable fiscal year. As our Chief Executive Officer, Dr. Peltz has overall responsibility for our business strategy, operations and corporate vision and our Compensation Committee generally assesses his performance in the context of the execution of our business strategy and the performance of the Company as a whole over the applicable fiscal year.

As a result, our Compensation Committee considers individual and Company performance during the most recent fiscal year as well as expectations for individual and Company performance during the coming year when setting base salary, target annual cash incentive opportunity and annual equity awards that will become effective in January of the coming year. For example, 2020 base salary adjustments and annual option awards were considered in late 2019 and set in January 2020 after considering Company and individual performance during 2019. At the same time, our Compensation Committee considered the demands that would be placed on our executive team in order to execute on our 2020 strategic goals.

For a discussion of the Compensation Committee’s assessment of individual and corporate performance in 2020, which directly impacted annual cash incentive awards for 2020, see "Annual cash incentive program" on page 46. For information concerning individual and corporate performance in 2019, which directly impacted 2020 base salary and equity award, see "Base salary" below.

Elements of Executive Compensation

The material elements of compensation and the periods of time in which our Compensation Committee made determinations with respect to each element for 2020 were as follows:

Element of compensation	2020 compensation determinations finalized in
Base salary	January 2020
Annual cash incentive award	January 2021
Annual equity award	January 2020

In addition, each named executive officer is entitled to severance payments and other benefits if his or her employment is terminated under the circumstances specified in his or her employment agreement and is entitled to participate in the benefit programs made available to all employees, such as health, life and disability insurance, our 401(k) plan, and the ESPP.

Base salary.  Base salary is designed to attract, motivate and retain qualified employees by providing a consistent cash flow throughout the year as compensation for performance of day-to-day responsibilities. The responsibilities of the position; background and experience; individual, team, and corporate performance and contribution; market competitive conditions; and other factors described below are taken into account by the Compensation Committee when determining this component of compensation.

Fiscal 2020 base salary determinations. Base salary determinations for 2020 were discussed in December 2019, set in January 2020 and became effective as of March 1, 2020. Our Compensation Committee set 2020 base salaries near the median of our 2019 peer group for the named executive officers overall, subject to relatively modest individual variation based on experience, proficiency, and importance of their role. These base salary adjustments for 2020 reflected 3% to 7% increases over 2019 salaries for most of our named executive officers. These increases were generally similar to the rate of increases observed for comparable roles in the 2019 peer group during the year prior. Our Compensation Committee determined that each of the named executive officers consistently delivered on their position requirements and expectations during 2019 and provided Ms. Hill with a larger salary increase to align her salary near the median of the 2019 peer group. Base salaries for our named executive officers were at or below the median of our 2019 peer group, except that Mr. Pauwels’ base salary was above the median following his promotion in April 2020.

Tabular presentation of base salary adjustments in 2020.  The table below sets forth our named executive officers salaries, as determined by our Compensation Committee for fiscal year 2020:

	2020	Increase over
	base salary	2019 base salary
Name	($)	(%)
Stuart Peltz	$750,000	6.8%
Emily Hill	$467,000	12.5%
Neil Almstead	$484,500	3.5%
Mark Boulding	$491,625	3.5%
Eric Pauwels*	$490,000	N/A
Marcio Souza^	$546,500	3.5%

*Base salary reflects new base salary following April 2020 promotion and was paid on a pro-rated basis.

^Mr. Souza received his pro-rated 2020 base salary until April 25, 2020, the date of his resignation from the Company.

Annual cash incentive program.  Our annual cash incentive program is intended to motivate and reward our named executive officers to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. Both pre-established corporate goals and individual contributions toward these goals factor into the amount earned under the program. The corporate goals established under the program are tied to the Company’s operating plan for the applicable year and have typically been focused on the achievement of specific research, clinical, regulatory, commercial, financial, compliance or operational milestones developed in collaboration with our Compensation Committee. Achievement of these goals is viewed as conducive to the creation of stockholder value because the goals are designed to be consistent with our short-term and long-term strategic priorities.

Mechanics of annual cash incentive program.  Each named executive officer has the potential to realize a pre-established target value tied to a percentage of his or her salary, with the risk of earning no bonus and the ability to earn up to two times target. For 2020, the target annual cash incentive for Ms. Hill, Mr. Almstead, Mr. Boulding and, upon his April 2020 promotion, Mr. Pauwels were each increased from 40% of their base salaries to 45% of their base salaries, to align their target bonuses with the median of the 2019 peer group. The target for Dr. Peltz remained the same as the level previously established by the Board, an amount equal to 75% of his base salary. Mr. Souza resigned from the Company as of April 25, 2020 and therefore, was not eligible to receive an award. Pursuant to the terms of each of the named executive officers’ employment agreements, the target bonus level can be raised or lowered in any given year at the discretion of the Board.

In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year in the beginning of that fiscal year and assigns a value to corporate performance based on the Compensation Committee’s assessment of results. The amounts that could be achieved under the corporate performance segment of the annual incentive program are capped at two times target. The program permits the exercise of both negative and positive discretion based on our Compensation Committee’s view of overall corporate performance during the year (subject to the maximum award cap). However, corporate performance ratings for the named executive officers under the annual cash incentive program in the last five years have ranged from a low of 85% to a high of 150%. The corporate rating for the 2020 cash incentive program, as determined in January 2021, was 135% for the named executive officers, as further discussed below.

Individual performance is considered in the manner described under "Individual and Company Performance" on page 44, with a maximum quantitative modifier for potential awards based on 2020 performance of up to 1.33. Downward adjustments made to any executive officer’s individual performance modifier may be used to make a corresponding upward adjustment to another executive officer’s individual performance modifier, although no such adjustment effecting a named executive officer was made to 2020 annual incentive awards.

The combination of corporate and individual performance is applied using the following formula:

Base Salary	X	Target Annual Incentive (%)	X	Corporate Rating (%)	X	Individual Performance Modifier	=	Incentive Award

Company goals and results under the 2020 annual incentive program.  The Company exceeded its goals in 2020, which we viewed as a year of very high performance. The goals and key performance indicators, or KPIs, used to evaluate the goals established by our Compensation Committee for 2020, and our performance under such goals and KPIs, were as follows:

Deliver on financial performance. The purpose of this goal was to manage cash flow to support long-term growth of the Company. The KPIs established to assess achievement of this goal were to be between $320 and $340 million for 2020 Duchenne muscular dystrophy, or DMD, franchise revenue and to be between a combined $545 and $575 million for (i) 2020 non-U.S. Generally Accepted Accounting Principles (“GAAP”) research and development expenses (“R&D”), which excludes non-cash, stock-based compensation expense plus (ii) 2020 non-GAAP selling, general and administrative expenses (“SG&A”), which excludes non-cash, stock-based compensation expense less (iii) one-time transaction-related charges for 2020. This goal was achieved as 2020 DMD franchise revenue was approximately $331 million and 2020 non-GAAP R&D and SG&A, excluding one-time transaction related costs were approximately $558 million. Please refer to Exhibit C of this proxy statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures. In addition to the specific KPIs achieved, we furthered the purpose of this goal by strengthening our balance sheet by entering into a Royalty Purchase Agreement with RPI 2019 Intermediate Finance Trust, or RPI, pursuant to which we sold to RPI 42.933% of our right to receive sales-based royalty payments on worldwide net sales of Evrysdi and any other product developed pursuant to our License and Collaboration Agreement with Roche and the Spinal Muscular Atrophy Foundation for $650.0 million in cash consideration. Additionally, we entered into the Rights Exchange Agreement pursuant to which we issued 2,821,176 shares of our common stock and paid $36.9 million, in the aggregate, to certain former equityholders of Agilis in exchange for the cancellation and forfeiture of their rights to receive certain milestone-based contingent payments in the aggregate of approximately $225.0 million.

Advance late stage programs. The purpose of this goal was to advance our Aromatic L-Amino Acid Decarboxylase, or AADC, program, our Translarna program and our Bio-E platform. For our AADC program, the KPIs were to increase our patient finding to put us in a position to have 300 AADC patients identified should PTC-AADC receive regulatory approval and to file a biologics license application, or BLA, with the U.S. Food and Drug Administration, or FDA, for PTC-AADC by the third quarter of 2020. While the BLA filing was delayed based on FDA feedback and COVID-19 pandemic-related complications that delayed our ability to take the necessary steps in response to FDA feedback, we were successful in installing new screening programs and screening many patients in multiple countries putting us in position to have 300 AADC patients identified. For our Translarna program, the KPI was to file a New Drug Application, or NDA, by the third quarter of 2020. In order to fulfill this KPI, we first needed to complete Study 045 in order to gather data that would be part of the NDA filing. However, due to the COVID-19 pandemic, certain patients were delayed over six months in having the final study muscle biopsies performed at our clinical trial site at the University of California, Los Angeles. We consider this KPI partially completed, as even with the delays, we were able to perform the final muscle biopsies allowing us to complete Study 045 in 2020. We had two KPIs relating to our Bio-E platform consisting of initiating clinical trials for our PTC-743 mitochondrial epilepsy study and our PTC-743 Friedrich ataxia study. Both of these KPIs were completed as both trials initiated in 2020. We viewed the overall goal as achieved, due to the KPIs we did complete as well as completing other unanticipated achievements including (i) initiating our PTC299 COVID-19 clinical trial, (ii) having the European Commission approve the removal of the statement “efficacy has not been demonstrated in non-ambulatory patients” from the indication statement for Translarna, (iii) successfully filing a marketing authorization application for Waylivra in Brazil, (iv) obtaining orphan drug designation from the FDA for vatiquinone for the treatment of mitochondrial epilepsy, PTC-AS for the treatment of Angelman syndrome, PTC596 for the treatment of leiomyosarcoma and diffuse intrinsic pontine glioma, or DIPG, and PTC299 for the treatment of acute myelogenous leukemia and (v) obtaining rare pediatric disease designation from the FDA for vatiquinone for the treatment of mitochondrial epilepsy, PTC-AS for the treatment of Angelman syndrome and PTC596 for the treatment of DIPG.

Progress early stage platforms. The purpose of this goal was to advance certain of our early stage platforms through pre-clinical, clinical and manufacturing achievements. There were six primary KPIs for this goal. The first KPI required us to initiate a clinical trial for PTC-518 in Huntington Disease, which was achieved. The second KPI was to meet our enrollment plan for PTC-FA. This KPI was partially achieved as the COVID-19 pandemic has impacted the activities enabling the first-in-human studies for PTC-FA and while we did not meet our specific goal, we were able to keep moving this program forward. The third KPI was to initiate a trial for PTC-857 in our Bio-E platform, which was achieved. The fourth KPI was to finalize our gene therapy program for Angelman’s by conducting in-vivo and in-vitro studies and finalizing the non-clinical components to support an Investigational New Drug Application submission, all of which were achieved. Our fifth KPI was to initiate our first gene therapy engineering batch in our Hopewell, New Jersey facility, which was achieved. Our sixth KPI was to add three development candidates and five proof of concept programs to our portfolio. We added one development candidate and three proof of concepts to our portfolio. Overall, we considered this goal achieved due to the KPIs that were successful as well as additional achievements including, advancing six programs through the validation stage.

Continue PTC’s transformation. The purpose of this goal was to prepare the organization for long-term success by continuing to develop the Company’s people, process, systems and environment. This goal was considered satisfied due to various achievements affecting the Company’s day-to-day operations, including: creating “culture and community” and “people services” roles, which drives employee engagement and improves the employee experience; redesigning leadership training to fit a virtual audience and roll out “Clifton Strength Finders” to the entire organization; the design and roll out of a mentorship program, a talent pipeline internship program for recent graduates who were unable to find employment due to the COVID-19 pandemic, an equality, diversity and inclusion program and woman in leadership group, and successfully hiring and onboarding over 300 employees.

The recommendations of Dr. Peltz, our Chief Executive Officer, who, with input from the other named executive officers, assessed the Company’s performance against corporate goals for 2020, were also considered. As part of the assessment, the Compensation Committee also took into consideration how the achievement of our corporate goals expanded the long-term outlook of the Company and the impact on Company stakeholders. Additionally, the Compensation Committee considered how the Company dealt with the COVID-19 pandemic, in particular how it focused on employee safety, including closing offices and initiating a mandatory work-from-home policy even before local, state and federal governments were limiting travel and designing and executing a return-to-office strategy that has been and continues to be deployed where possible and appropriate, while at the same time keeping a commitment of excellence to stakeholders and continuing to achieve the goals described above. In January 2021, our Compensation Committee finalized its determination that 2020 performance against the overall corporate objectives, goals and metrics, including qualitative assessment of the importance of the achievements to long-term success, warranted a corporate rating of 135% for the named executive officers.

Individual performance in 2020. For individual performance in 2020, excluding those named executive officers who ceased to be employees during 2020, our Compensation Committee considered the following key accomplishments and contributions by individual named executive officers during 2020 and Dr. Peltz’s recommendations with respect to performance ratings for all named executive officers, other than himself:

Name/Rating	Key performance factors in 2020
Stuart Peltz/1.1	• Key contributions: strategy, leadership, vision, execution
• Oversaw all critical aspects of our business and operations, achieving all corporate goals, via active supervision of direct reports
• Returned value to shareholders and raised TSR through business results and investor relations work
• Continued to lead focus on our culture, which we feel is a strategic advantage for us, in hiring and retaining of our employees, which continues to be critical to our success and continued growth

• Key contributions: led growing global finance team with increased complexity in support of all finance-related activities (such as revenue, tax, purchase accounting, debt and cash management)
Emily Hill/1.1

•    Successfully executed partial monetization of Evrysdi royalties through the Royalty Purchase Agreement with RPI, leaving the Company with over $1 billion in cash at year end, securing financial stability

•    Supported business development efforts with financial analysis. Removed $185 million in future liabilities from balance sheet with the Rights Exchange Agreement with certain former equityholders of Agilis.

• Helped design our foreign currency hedging policy

• Managed corporate expenses in 2020 within Board-approved budget • Led our investor interactions to drive shareholder returns in 90th percentile of peers for five continuous years
• Organized cross functional budget prioritization, with achievements, goals and rationale for new spending, while leading process for long-term budget

Name/Rating	Key performance factors in 2020
• Supported the Company during the COVID-19 pandemic by ensuring that financial resources were immediately and continuously available to support new way of work.

Neil Almstead/1.0	• Key contributions: supply chain, manufacturing

•    Key role in advancing early stage programs, including initiation of Phase 1 study of PTC518 in healthy volunteers, and providing required drug for PTC299 and PTC596 oncology patients and supported continued enrollment in those studies

•    Led supply chain and tech ops teams providing Translarna and Emflaza to all commercial patients with no shortages or product recalls and effectively controlled stock levels of supply during the COVID-19 pandemic

• Oversaw transition of all technical operations teams to Hopewell, New Jersey manufacturing site on schedule despite the COVID-19 pandemic

•    Oversaw laboratory technical operations during the COVID-19 pandemic ensuring that laboratory employees were able to return to the lab safely with minimal interruptions in the beginning of global pandemic

Mark Boulding/ 1.0	• Key contributions: corporate strategy, legal, compliance, quality assurance, information technology
• Continued to execute corporate global strategy for multiple teams, including legal, compliance, information technology and quality assurance
• Along with our CFO, co-led negotiations of the Royalty Purchase Agreement with RPI and the Rights Exchange Agreement with certain former equityholders of Agilis

•    Led legal team's support of drafting transaction documents and closing of the Royalty Purchase Agreement with RPI, the Rights Exchange Agreement with certain former equityholders of Agilis and acquisition of Censa

• Served as member of our COVID-19 task force, helping keep our employees safely working through the COVID-19 pandemic
• Provided strategic support to critical corporate, clinical and commercial matters through initiative and guidance of the intellectual property and quality teams
• Key contributions: business strategy, development and execution of commercial and business development functions
Eric Pauwels/1.0	• Delivered 2020 revenue in line with 2020 guidance while successfully managing operating expenses, despite obstacles associated with the COVID-19 pandemic
• Transformed and aligned global customer facing organization in close partnership with cross functional business partners after realignment of management team
• Oversaw new AADC screening program in multiple countries with early access opportunities
• Oversaw business development team completion of acquisition of Censa

•    Drove operational efficiency through transitioning limited distribution network for Emflaza by adding additional specialty pharmacy distributors, developed internal general manager forum to align and share best practices across global business operation and restructured global market access to align value with external stakeholders

• Rapidly pivoted to “new normal” working during the COVID-19 pandemic by implementing virtual solutions to serve health care professionals, payers and patients

Amounts earned under 2020 annual incentive program.  Our named executive officers earned the amounts set forth in the table below based on our Compensation Committee’s determinations with respect to the Company’s corporate rating and individual performance modifiers under the 2020 annual cash incentive program:

		2020 corporate rating
	Target	and individual
	incentive	performance	2020 amount
Name	(% of salary)	modifier (%)	awarded ($)
Stuart Peltz	75%	148.5%	$835,300
Emily Hill	45%	148.5%	$312,100
Neil Almstead	45%	135.0%	$294,300
Mark Boulding	45%	135.0%	$298,700
Eric Pauwels	45%	135.0%	$297,700

*Mr. Souza was not eligible to receive an award for 2020 under our annual cash incentive program in light of his resignation from the Company on April 25, 2020.

Annual equity award. A significant portion of our executive compensation program in 2020 and in prior years has been in the form of an annual equity award that vests over a four-year period.

The “Stock Award” and "Options Awards" columns of our Summary Compensation Table set forth the full grant date fair value of the restricted stock units and stock option awards, respectively, granted to each named executive officer in January 2020, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718, or FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers in 2020; in fact, no portion of the applicable equity awards vested until January 2021.

A stock option only has value if our stock price increases above the exercise price of the stock option and such value is maintained through the applicable vesting and exercise date. Our Compensation Committee views time-vested stock option awards as an important tool to align the interests of our named executive officers with the interests of our stockholders and believes that this form of equity is most effective at rewarding successful execution of our long-term growth strategy. The time vesting feature of the annual equity award, for both the stock options and restricted stock units, is also intended to promote employment retention of executives.

In determining the size of the annual equity awards granted to our named executive officers, our Compensation Committee considers the Company’s performance during the year prior to grant, the individual’s key contributions to our execution of our short-term and long-term goals during that year, as well as expectations for the Company’s and the individual’s performance in the new year, including the individual’s potential for enhancing the long-term creation of value for our stockholders. Our Compensation Committee also considers information provided by its independent compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. Our Compensation Committee also considers matters of internal pay equity as well as individual expectations based on historic Company practices. In addition, Dr. Peltz provides his recommendations to our Compensation Committee for each named executive officer other than himself.

Timing, pricing, material terms, of other matters related to equity awards.  All grants to our named executive officers must be approved by our Compensation Committee. Annual equity awards are generally granted at predetermined meetings of the Compensation Committee, which have historically been in January, including in 2018, 2019 and 2020. The annual equity awards consider the prior year’s performance more than the current year, because the Compensation Committee does not know the results of the coming year at the time of grant. As a result, performance in the previous year is a key factor in determining the grant amount.

Specifically, the equity awards granted in January 2020, which are disclosed in the Summary Compensation Table, were impacted by our Compensation Committee’s assessment of 2019 performance and expectations for 2020. We viewed 2019 as a year with high company performance with the acquisition of substantially all of the assets of

BioElectron, establishment our Bio-e platform and a TSR of 40% for the year. Our Compensation Committee’s assessment of 2020 performance and expectations for 2021 were factors in determining the equity awards granted in January 2021, which will be discussed in next year’s Summary Compensation Table.

The exercise price for annual stock option awards is set at the closing price of the Company’s common stock on the date of the grant. Annual stock option awards granted to employees, including our named executive officers, since our initial public offering have generally vested over a four-year period, with 25% of the shares underlying such options vesting one year after grant and 6.25% of the shares vesting at the end of each successive three month period thereafter. A portion of the annual stock option awards that our named executive officers received in 2019 vest over four years, with 50% of the shares underlying the options vesting on the third anniversary of the grant, and the remaining 50% of the shares vesting on the fourth anniversary of the grant. The restricted stock units granted to our named executive officers in 2020 vest over a four-year period, with 25% of the shares vesting one year after grant, and an additional 25% of the shares vesting annually thereafter.

Fiscal 2020 equity award determinations. In establishing equity awards for 2020 in January 2020, our Compensation Committee, with the assistance of its independent compensation consultant, determined an aggregate share pool to be allocated to equity awards made in 2020 which was determined by reference to the median average equity compensation burn rate in the 2019 peer group for the grant of awards to named executive officers.

In allocating equity awards among the named executive officers, our Compensation Committee considered individual performance in the context of both the Company’s achievements during 2019, as described under "Annual cash incentive program" beginning on page 46 as well as Dr. Peltz’s assessment and recommendations for each of the named executive officers. The Compensation Committee also considered the prevalence of restricted stock unit grants within the 2019 peer group and the usefulness of restricted stock units in managing the Company’s burn rate and dilution overhang.

Based on the factors detailed above, our Compensation Committee granted the stock option awards and restricted stock units described under the "Tabular presentation of annual equity awards in 2020" below to our named executive officers, pursuant to our 2013 Long Term Incentive Plan, on January 29, 2020.

Tabular presentation of annual equity awards in 2020. The table below sets forth the grant date fair value of the equity awards made to each of our named executive officers who were named executive officers in January 2020, calculated in accordance with the provisions of FASB ASC Topic 718.

	Stock Option	Restricted Stock	2020 grant date
Name	award (#)(1)	Unit award (#)	fair value ($)
Stuart Peltz	192,500	33,000	$8,851,706
Emily Hill	64,250	9,300	$2,866,698
Neil Almstead	69,500	10,200	$3,108,108
Mark Boulding	59,500	10,200	$2,735,982
Marcio Souza	93,500	12,600	$4,123,994

(1)	Each stock option has an exercise price of $51.16, the closing price of our common stock on January 29, 2020, the date of grant.

Severance Benefits.  Each of our named executive officers has an employment agreement that entitles such executive to certain cash payments and other benefits in the event such officer’s employment is terminated (other than for "cause") or the Company undergoes a change in control. See "Employment Agreements with Named Executive Officers" on page 57 for additional information with respect to the employment agreements in general and "Potential Payments Upon Termination or Change in Control (2020)" on page 61 for addition information concerning specific severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements.

We believe the benefits under these employment agreements are consistent with market practice. The change in control provisions are intended to help to promote a continuity of management during a corporate transaction, while the severance arrangements are used primarily to attract, retain and motivate well-qualified executive management. Each employment agreement includes restrictive covenants (such as non-compete and non-solicitation provisions) that would apply in the event of the named executive officer’s termination, which our Board believes helps us protect our value.

Our change in control benefits are "double trigger" benefits. A "double trigger" benefit means that a change in control, by itself, would not trigger benefits. Instead, benefits would be paid only if the employment of the named executive officer is terminated during a specified period after the change in control. We believe this structure would help us secure the continued employment and focus of our named executive officers during change in control negotiations in which they believe they may lose their jobs.

Other Elements of Compensation.  Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We maintain broad-based benefits that are provided to eligible employees, including health, dental, life and disability insurance and our 401(k) plan. During 2020, we provided a 100% matching contribution for up to the first 6% of each contributing employee’s eligible compensation under our 401(k) plan. The matching contribution is subject to vesting at the rate of 25% at the end of each year of employment, for an employee’s first four years of employment, following which the matching contribution vests at 100% upon receipt. Our named executive officers are also eligible to participate in our ESPP, which is available on the same basis to other employees.

In light of travel safety concerns due to the COVID-19 pandemic, our Compensation Committee determined that Dr. Peltz is required to use private chartered aircraft for all aircraft travel, including any personal travel, during the duration of the COVID-19 pandemic. Our Compensation Committee believes that this focus on Dr. Peltz’s health and safety is reasonable and appropriate under the circumstances and in the best interests of our stockholders.  Dr. Peltz has been and will continue to be reimbursed for all such chartered aircraft travel and any applicable taxes related thereto.

Stock Ownership Guidelines

In December 2016, as part of our Board’s efforts to improve our governance and compensation practices, our Compensation Committee recommended, and our Board adopted, Executive and Director Stock Ownership Guidelines, or Guidelines. The purpose of the Guidelines is to encourage ownership of the Company’s common stock by our executive officers and directors, promote the alignment of the long-term interests of our executive officers and directors with the long-term interests of the Company’s stockholders, and to further promote our commitment to sound corporate governance. The Guidelines are applicable to our executive officers and our non-employee directors.

Under the Guidelines, executive officers and directors must acquire ownership of target common stock ownership levels by the end of the five-year compliance period from adoption of the Guidelines. The target common stock ownership levels are specified as shares of our common stock with a value equal to a multiple of the three-year average cash compensation (sum of base salary plus annual cash incentive program award) in the case of executive officers, and a multiple of the three-year average cash Board retainer, in the case of non-employee directors, as follows:

●	Three times (3x) average cash compensation for the Chief Executive Officer;
●	One time (1x) average cash compensation for each other executive officer; and
●	Three times (3x) average cash Board retainer for non-employee directors.

Individuals covered by the Guidelines are expected to achieve their target ownership level by the fifth anniversary of their becoming subject to the Guidelines, or they will become subject to a requirement to hold their after tax profit shares until compliance is achieved.

Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies

We have an Insider Trading Policy that has been adopted in light of restrictions under applicable securities laws. This policy prohibits trades in our common stock that would violate these laws, and it also imposes other restrictions such as blackout periods and prior notification and/or clearance requirements intended to protect against inadvertent violations of these laws. This policy also prohibits all employees, executive officers and directors from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for loans as well as prohibits engaging in hedging or similar transactions, engaging in any short sales of our common stock or any purchases or sales of puts or calls for speculative purposes.

Adjustment or Recovery of Awards—Clawback Provisions

The Dodd-Frank Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.

Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation, was exempt from the deduction limitations. However, the tax reform legislation signed into law on December 22, 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, subject to certain transition rules, all compensation in excess of $1 million paid in any taxable year to each of the specified will not be deductible by us. The Compensation Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate, and in the best interests of our company and our stockholders.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors of PTC Therapeutics, Inc.

Michael Schmertzler, Chair
David P. Southwell
Glenn D. Steele, Jr., M.D., Ph.D.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated:

						Non-equity
						incentive
				Stock	Option	plan	All other
		Salary	Bonus	awards	awards	compensation	compensation	Total
Name and principal position	Year	($)(1)	($)(2)	($)(3)	($)(3)(4)	($)(5)	($)(6)	($)
Stuart W. Peltz, Ph.D.(7)	2020	742,000	—	1,688,280	7,163,426	835,300	123,786	10,552,792
Chief Executive Officer	2019	702,000	—	—	6,316,691	723,950	16,800	7,759,441
	2018	658,819	—	—	2,421,961	922,347	13,608	4,016,735

Emily Hill	2020	458,333	—	475,788	2,414,167	312,100	12,063	3,672,451
Chief Financial Officer	2019	367,530	—	120,061	1,609,140	228,250	11,667	2,336,648

Neil Almstead, Ph.D.	2020	481,750	4,563	521,832	2,586,276	294,300	16,800	3,905,521
Chief Technical Operations Officer	2019	468,000	—	—	1,776,569	257,400	16,800	2,518,769
	2018	434,969	—	—	847,686	313,178	13,608	1,609,441

Mark E. Boulding	2020	488,854	—	521,832	2,214,150	298,700	16,800	3,540,336
Executive Vice President and Chief Legal Officer	2019	475,000	—	—	1,776,569	237,500	20,925	2,509,994
	2018	434,120	—	—	847,686	312,567	10,530	1,604,903

Eric Pauwels(8)	2020	474,381	—	719,956	2,897,338	297,700	7,618	4,396,994
Chief Business Officer

Marcio Souza(9)	2020	171,025	—	644,616	3,575,778	—	6,860	4,398,279
Former Chief Operating Officer	2019	528,000	—	—	2,810,603	363,000	7,920	3,709,523
	2018	450,225	174,000	—	953,156	360,180	7,441	1,945,002

(1)	Base salary determinations for 2020 were set by our Compensation Committee in January 2020 and became effective as of March 1, 2020.
(2)	The amount in the "Bonus" column in 2020 reflects an amount paid to Mr. Almstead in connection with his 20-year employment anniversary, pursuant to a program available to all of our employees. The amount in the "Bonus" column in 2018 reflects a retention bonus received by Mr. Souza in connection with his one-year anniversary of being named Chief Operating Officer, which was granted in 2017 in connection with his promotion to Chief Operating Officer.
(3)	These amounts do not represent the actual value realized by the named executive officers during the respective year. The amounts reported in the "Stock awards" and "Option awards" columns reflect the full grant date fair value of share-based compensation awarded during the applicable fiscal year computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2020, included in our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for information regarding assumptions underlying the valuation of equity awards.

(4)	For Ms. Hill, Mr. Pauwels and Mr. Souza, a portion of the amount reported in the "Option awards" column reflects payments received through the vesting of Stock Appreciation Rights, or SARs, in January 2020 in the amounts of $23,257, $60,250 and $96,400, respectively. For Ms. Hill and Mr. Souza, these amounts in January 2019 were $23,257 and $96,400. Mr. Souza also received $44,920 in January 2018. The SARs were awarded to all non-executive officer employees in 2016 and vested in equal annual installments over four years.
(5)	Represents cash awards earned by our named executive officers under our annual incentive program.
(6)	The amounts reported in the "All other compensation" column in 2020 reflects, for each named executive officer, PTC’s 401(k) plan matching contribution. In addition, for Mr. Pauwels, the figure includes amounts paid under an employee-wide travel incentive program and under an employee-wide gym reimbursement program. For Dr. Peltz, the figure includes $80,935 paid by the Company for personal use of chartered aircraft due to the COVID-19 pandemic and $26,051 paid by the Company for Dr. Peltz’s tax obligations related to such reimbursement. The amounts reported in the "All other compensation" column in 2019 and 2018 reflects, for each named executive officer, PTC’s 401(k) plan matching contribution.
(7)	Dr. Peltz also serves a member of our Board but does not receive any additional compensation for his service as a director.
(8)	Mr. Pauwels was appointed as our Chief Business Officer effective as of April 16, 2020. In connection with his promotion, his annual base salary increased to $490,000 in 2020, which increased salary was paid pro-rata for 2020.
(9)	Mr. Souza resigned from the Company as of April 25, 2020. The amount reported in the "Salary” column is the amount earned by Mr. Souza prior to his resignation from the Company. Mr. Souza forfeited his entire annual equity award granted in 2020 upon his resignation from the Company, which are the amounts reported in "Stock awards" and "Option awards" columns for 2020.

Grants of Plan-Based Awards in 2020

The following table sets forth information concerning each grant of an award made in 2020 to the named executive officers under any Company compensation plan.

						All Other
					All other	Option		Grant Date
		Estimated Future Payouts			Stock	Awards:	Exercise or	Fair Value of
		Under Non-Equity Incentive			Number of	Number of	base price	Stock and
		Plan Awards(1)			Shares of	Securities	of Option	Option
	Grant	Threshold	Target	Maximum	Stock units	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	Options (#)(3)	($/Sh)(4)	($)(5)
Stuart Peltz	1/29/2020				—	192,500	$51.16	$7,163,426
	1/29/2020				33,000	—	$51.16	$1,688,280
		—	$526,500	$1,053,000
Emily Hill	1/29/2020				—	64,250	$51.16	$2,390,910
	1/29/2020				9,300	—	$51.16	$475,788
		—	210,150	420,300
Neil Almstead	1/29/2020				—	69,500	$51.16	$2,586,276
	1/29/2020				10,200	—	$51.16	$521,832
		—	218,025	436,050
Mark Boulding	1/29/2020				—	59,500	$51.16	$2,214,150
	1/29/2020				10,200	—	$51.16	$521,832
		—	221,231	442,462
Eric Pauwels	1/29/2020				—	28,210	$51.16	$1,049,767
	1/29/2020				4,790	—	$51.16	$245,056
	4/16/2020				—	50,000	$47.49	$1,787,321
	4/16/2020				10,000	—	$47.49	$474,900
		—	220,500	441,000
Marcio Souza	1/29/2020				—	93,500	$51.16	$3,479,378
	1/29/2020				12,600	—	$51.16	$644,616
		—	—	—

(1)	Amounts represent potential awards under the annual cash incentive program, which equal a specified percentage of the participant’s 2020 base salary. Dr. Peltz can earn, at target, an amount equal to 75% of his base salary and each other named executive officer that is currently employed by the Company can earn, at target, an amount equal to 45% of his or her respective base salary. Mr. Souza resigned from the Company as of April 25, 2020 and therefore, is not eligible to receive an award. No definitive threshold value was established by the Compensation Committee in 2020.

The amount reflected under “Maximum” is the largest potential award that was achievable by each named executive officer in 2020, which is two times the target. The maximum award may not be increased above this limitation to reflect the individual performance modifier. Since 2016, individual payouts under the annual cash incentive program have ranged from a low of 84% to a high of 200%, in each case based on the combination of the corporate rating and the individual performance modifier as describe above in “Mechanics of annual cash incentive program” on page 46.

The actual amounts earned by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information on the annual cash incentive program in 2020, please see “Compensation Discussion and Analysis—Annual cash incentive program” on page 46.

(2)	The restricted stock units granted on January 29, 2020 to each of our named executive officers vest in four equal annual installments, commencing on January 29, 2021. The restricted stock units granted on April 16, 2020 in connection with Mr. Pauwels’ promotion to Chief Business Officer vest in four equal annual installments, commencing on April 16, 2021.
(3)	The options granted on January 29, 2020 to each of our named executive officers at the time of such grant vests over four years, with 25% of the shares underlying such options vesting on January 29, 2021 and 6.25% of the shares vesting at the end of each successive three-month period thereafter beginning on April 29, 2021. The options granted on April 16, 2020 in connection with Mr. Pauwels’ promotion to Chief Business Officer vest over four years, with 25% of the shares underlying such options vesting on April 16, 2021 and 6.25% of the shares vesting at the end of each successive three-month period thereafter beginning on July 16, 2021.
(4)	The exercise price is the closing price of PTC common stock, as traded on the Nasdaq Global Select Market on January 29, 2020 or April 16, 2020, respectively. For more information on stock options granted to the named executive officers in 2020, please see "Compensation Discussion and Analysis—Annual equity award" on page 50.
(5)	This column represents the full grant date fair value of stock options and restricted stock units granted to each of the named executive officers in 2020, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers during 2020.

Employment Agreements with Named Executive Officers

Prior to our initial public offering in June 2013, we negotiated employment agreements with Dr. Peltz, Dr. Almstead and Mr. Boulding. The employment agreements established initial base salaries to be effective following our initial public offering and a minimum annual cash incentive opportunity, calculated as a percentage of each executive’s annual base salary. Actual amounts earned under the annual cash incentive program, and any increases to base salary or annual cash opportunity, are determined by our Compensation Committee.

These agreements provide that employment will continue until either we or the applicable named executive officer provides written notice of termination in accordance with the terms of the agreement. Under the terms of their respective employment agreements, each executive is entitled to receive an annual base salary (subject to annual review and increase, but not decrease) and participate in our annual cash incentive program (subject to the discretion of the Board). Each named executive officer is also entitled to participate in any employee benefit plans that we make available to senior executives (including group life, medical, dental and other insurance, retirement, profit-sharing and similar plans). In addition, we have agreed to indemnify each of our named executive officers in any action or proceeding arising out of his or her service to us, unless he or she initiates such action or proceeding. These indemnification obligations require us, among other things, to indemnify such named executive officer for certain expenses, including attorneys’ fees, that are incurred by him or her, and to advance him or her such expenses upon request.

In addition, each of these agreements prohibits our named executive officers from disclosing confidential information and competing with us during the term of their employment and for a specified time thereafter. Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments and other benefits if his or her employment is terminated under specified circumstances. The terms of the agreements were intended to attract and retain our named executive officers by providing them with a measure of financial security as the Company prepared for its initial public offering, which was balanced against our need to protect our value through the use of restrictive covenants (such as non-compete and non-solicitation provisions) in the event of the officer’s termination.

Emily Hill, our Chief Financial Officer, entered into an employment agreement with us on December 11, 2017, when she was promoted to Vice President, Head of Investor Relations. Ms. Hill’s employment agreement was amended on January 1, 2019, when Ms. Hill was promoted to Senior Vice President, Head of Investor Relations. The terms of Ms. Hill’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

Eric Pauwels, our Chief Business Officer, entered into an employment agreement with us on March 9, 2015, when he joined the Company as Senior Vice President & General Manager - Americas. Mr. Pauwels’ employment agreement was amended on April 16, 2020, when Mr. Pauwels was promoted to Chief Business Officer. The terms of Mr. Pauwels’ employment agreement are materially consistent with the terms of the employment agreements discussed above.

Marcio Souza, our former Chief Operating Officer who resigned in April 2020, entered into an employment agreement with us on July 8, 2014, when he joined PTC as our Vice President, Global Marketing. Mr. Souza’s employment agreement was amended on June 1, 2016, when Mr. Souza was promoted to Senior Vice President, Head of Product Strategy. The terms of Mr. Souza’s employment agreement were materially consistent with the terms of the employment agreements discussed above.

For information concerning severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements see "Potential Payments Upon Termination or Change in Control (2020)" on page 61.

Outstanding Equity Awards at December 31, 2020

The following table sets forth information regarding outstanding stock options, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2020:

	Option awards					Stock awards
	Number of	Number of				Number of		Market value
	securities	securities				shares of		of shares of
	underlying	underlying		Option		stock that		stock that
	unexercised	unexercised		exercise	Option	have not		have not
	options	options		price	expiration	vested		vested
Name	exercisable(#)	unexercisable(#)		($/share)	date	(#)		($)
Stuart Peltz	541	—		$490.80	4/27/2021
	416	—		218.40	1/10/2022
	300,000	—		51.00	1/2/2025
	5,219	—		30.86	1/3/2026
	—	7,875	(1)	11.23	1/2/2027
	—	62,500	(2)	18.01	1/2/2028
	—	149,063	(3)	33.02	1/21/2029
	—	55,000	(4)	33.02	1/21/2029
	—	192,500	(5)	51.16	1/28/2030
						5,400	(6)	$329,562
						33,000	(7)	$2,013,990
Emily Hill	7,000	—		$43.69	9/24/2024
	1,620	—		51.00	1/2/2025
	2,430	—		30.86	1/3/2026
	3,585	240	(1)	11.23	1/2/2027
	9,625	4,375	(2)	18.01	1/2/2028
	9,278	11,932	(3)	33.02	1/21/2029
	18,750	31,250	(8)	40.10	5/30/2029
	—	64,250	(5)	51.16	1/28/2030
						383	(9)	$23,374
						1,200	(10)	$73,236
						2,727	(11)	$166,429
						9,300	(7)	$567,579
Neil Almstead	216	—		$490.80	4/27/2021
	166	—		218.40	1/10/2022
	40,000	—		27.05	1/28/2024
	69,550	—		51.00	1/2/2025
	55,000	—		30.86	1/3/2026
	8,750	2,188	(1)	11.23	1/2/2027
	48,125	21,875	(2)	18.01	1/2/2028
	31,718	40,782	(3)	33.02	1/21/2029
	—	17,500	(4)	33.02	1/21/2029
	—	69,500	(5)	51.16	1/28/2030
						1,500	(6)	$91,545
						10,200	(7)	$622,506
Mark Boulding	233	—		$490.80	4/27/2021
	191	—		218.40	1/10/2022
	85,600	—		51.00	1/2/2025
	70,000	—		30.86	1/3/2026
	3,281	3,282	(1)	11.23	1/2/2027
	4,375	21,875	(2)	18.01	1/2/2028
	31,718	40,782	(3)	33.02	1/21/2029

	Option awards					Stock awards
	Number of	Number of				Number of		Market value
	securities	securities				shares of		of shares of
	underlying	underlying		Option		stock that		stock that
	unexercised	unexercised		exercise	Option	have not		have not
	options	options		price	expiration	vested		vested
Name	exercisable(#)	unexercisable(#)		($/share)	date	(#)		($)
	—	17,500	(4)	33.02	1/21/2029
	—	59,500	(5)	51.16	1/28/2030
						2,250	(6)	$137,318
						10,200	(7)	$622,506
Eric Pauwels	70,000	—		$66.15	4/7/2025
	20,411	—		30.86	1/3/2026
	2,488	—		11.32	2/24/2026
	7,219	1,204	(1)	11.23	1/2/2027
	16,687	13,907	(2)	18.01	1/2/2028
	11,790	15,160	(3)	33.02	1/21/2029
	—	28,210	(5)	51.16	1/28/2030
	—	50,000	(12)	47.49	4/15/2030
						825	(6)	$50,350
						4600	(13)	$280,738
						3465	(14)	$211,469
						4790	(7)	$292,334
						10,000	(15)	$610,300
Marcio Souza	—	—	(16)			—	(16)

(1)	This option vests over four years, with 25% of the shares underlying the option vesting on January 3, 2018 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 3, 2018.
(2)	This option vests over four years, with 25% of the shares underlying the option vesting on January 3, 2019 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 3, 2019.
(3)	This option vests over four years, with 25% of the shares underlying the option vesting on January 22, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 22, 2020.
(4)	This option vests over four years, with 50% of the shares underlying the option vesting on January 22, 2022 and 50% of the shares vesting on January 22, 2023.
(5)	This option vests over four years, with 25% of the shares underlying the option vesting on January 29, 2021 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 29, 2021.
(6)	This restricted stock award vests in four equal annual installments, commencing on January 3, 2018.
(7)	This restricted stock unit vests in four equal annual installments, commencing on January 29, 2021.
(8)	This option vests over four years, with 25% of the shares underlying the option vesting on May 31, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on August 31, 2020.
(9)	This restricted stock unit vests in four equal annual installments, commencing on January 3, 2018.
(10)	This restricted stock unit vests in four equal annual installments, commencing on January 3, 2019.
(11)	This restricted stock unit vests in four equal annual installments, commencing on January 22, 2020.

(12)	This option vests over four years, with 25% of the shares underlying the option vesting on April 15, 2021 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on July 15, 2021.
(13)	This restricted stock award vests in four equal annual installments, commencing on January 3, 2019.
(14)	This restricted stock award vests in four equal annual installments, commencing on January 22, 2020.
(15)	This restricted stock unit vests in four equal annual installments, commencing on April 15, 2021.
(16)	All of Mr. Souza’s unvested outstanding stock option awards, restricted stock awards and restricted stock units terminated immediately upon his resignation from the Company in April 2020. All of Mr. Souza’s vested outstanding stock option awards that remained unexercised, terminated 90 days following his resignation from the Company.

Option Exercises and Stock Vested in 2020

The following table sets forth information concerning stock options that were exercised and restricted stock, restricted stock units and stock appreciation rights that vested during 2020.

All stock option exercises and sales effected by our named executive officers during 2020 were pursuant to Rule 10b-5 plans adopted in accordance with our Insider Trading Policy with the exception of certain stock option exercises and sales effected by Mr. Souza following his resignation from the Company and prior to the termination of his outstanding equity awards. For additional information on our Insider Trading Policy, see "Compensation Discussion and Analysis—Insider Trading, Prohibition Against Pledging and Anti-Hedging Policies" above.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)(2)	Vesting ($)(3)
Stuart W. Peltz	1,205,067	$45,406,067	5,400	$261,576
Emily Hill	—	$23,257	2,070	$104,856
Neil Almstead	74,062	$3,381,004	1,500	$72,660
Mark E. Boulding	30,625	$1,225,461	2,250	$25,268
Eric Pauwels	—	$60,250	4,280	$213,179
Marcio Souza	108,380	$1,908,062	1,000	$11,230

(1)	Values realized upon stock option exercises are calculated based on the difference between the market price of PTC common stock at the time of exercise and the exercise price of the option. For Mr. Souza, value realized includes stock option exercises and the exercise and settlement of cash settled stock appreciation rights. For Ms. Hill and Mr. Pauwels, value realized solely includes the exercise and settlement of cash settled stock appreciation rights.
(2)	This column represents the vesting of restricted stock awards or, with respect to Ms. Hill, restricted stock units granted in 2016, 2017, and 2018. Additionally, with respect to Mr. Souza, it also includes vesting of a restricted stock award granted in connection with his appointment to Chief Operating Officer in 2017.
(3)	The value realized for restricted stock was determined by multiplying the number of shares that vested by the market price of PTC common stock on the date of vesting.

Potential Payments upon Termination or Change in Control (2020)

As described below, each of our named executive officers has an employment agreement with us that entitles such executive to certain cash payments or other benefits in the event such officer’s employment is terminated or the Company undergoes a change in control.

Pre-Conditions to Severance and Restrictive Covenants

The receipt of severance benefits by a named executive officer is conditioned upon the execution and non-revocation of a separation and release of claims agreement. These agreements include standard continued assistance and cooperation clauses and require reconfirmation of each executive’s commitment to abide by the non-competition, non-solicitation and confidentiality provisions of their employment agreements.

Pursuant to non-competition provisions in the employment agreements, each named executive officer has agreed that for, in the case of Ms. Hill, 9 months, and in the case of each other named executive officer, 18 months following his or her separation from the Company he or she will not engage in or assume any role involving directly or indirectly our field of interest, including, among other things, the research, development and commercialization of products and strategies relating to therapies for genetic disorders or diseases that include Duchenne muscular dystrophy, other diseases caused in whole or part by nonsense (or stop) codons, and other therapeutic targets, mechanisms of action and/or therapies in which the Company has a research, development or commercialization program.

In addition, non-solicitation provisions in the employment agreements also prohibit each named executive officer for a period of, in the case of Ms. Hill, 9 months, and in the case of each other named executive officer, 18 months following separation from the Company from soliciting, directly or indirectly, any customers, partners, vendors, employees or contractors. Each agreement includes confidentiality provisions and assignment of invention provisions that do not expire following a separation of employment.

Definitions

A named executive officer’s termination by the Company would generally be considered "without cause" unless our Board determined in writing that: there was a willful and continued failure by the named executive officer to substantially perform his or her duties or responsibilities; he or she engaged in willful misconduct or gross negligence with detrimental effect to the Company; he or she was convicted of a felony; he or she materially breached a fiduciary duty to the Company; or he or she materially breached the terms of his or her employment agreement.

Unless the named executive officer has consented to any of the following, his or her decision to terminate his or her employment with the Company would generally be considered "for good reason" (following a failure of the Company to cure the condition) if: he or she was required to relocate more than 50 miles (or to New York City); there was a material adverse change in his or her responsibilities or a material reduction in his or her base compensation; the Company materially breached his or her employment agreement (and such breach was not promptly cured); or the Company failed to obtain the assumption of his or her employment agreement by any successor to the Company. In addition, the failure of the Board to appoint Dr. Peltz as our Chief Executive Officer or re-nominate him as a Board member would generally qualify as "good reason" for Dr. Peltz to terminate his employment with us.

A "change in control" would generally be deemed to have occurred if: as a result of a merger or other reorganization, the Company was not the surviving entity; there was a sale of, or agreement to sell, substantially all of the Company’s assets; any person or group acquires or gains control of more than 50% of the Company’s common stock; or, as a result of or in connection with a contested election of directors, the Company’s current Board members (or their approved nominees) ceased to comprise a majority of the Board.

Overview of Payments—Dr. Peltz

If we terminate Dr. Peltz’s employment without cause or if he terminates his employment with us for good reason, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 18 months; extend the exercise period of certain of his option awards, subject to specified limitations; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 18 months.

If we terminate Dr. Peltz’s employment without cause or if he terminates his employment with us for good reason, in each case within six months prior to or 18 months following a change in control, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 24 months; accelerate in full the vesting of all of his outstanding equity awards; extend the exercise period of certain of his option awards, subject to specified limitations; pay Dr. Peltz his annual cash incentive award at target for the year in which he is terminated; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 24 months.

All stock option awards granted since our initial public offering are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated.

In order to transition Dr. Peltz’s responsibilities as our Chief Executive Officer to any successor, his employment agreement provides that we will retain his services as a consultant for up to 24 months, at his per-diem base salary rate immediately before termination of his employment, if under any circumstances we terminate Dr. Peltz’s employment without cause or if Dr. Peltz terminates his employment with us for good reason. In addition, subject to specified limitations, Dr. Peltz will be permitted to continue to purchase coverage under our group health insurance plan following the expiration of any benefits continuation provided by us as described above until such time as he is eligible for Medicare.

Overview of Payments—Other Named Executive Officers

For our named executive officers, other than Dr. Peltz, if we terminate the named executive officer’s employment without cause or if such executive terminates his or her employment with us for good reason, we are obligated to: pay such named executive officer’s base salary for a period of 12 months and, to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive and certain of his or her dependents with group health insurance for a period of up to 12 months.

If we terminate any named executive officer’s employment without cause or if such named executive officer terminates his or her employment with us for good reason, in each case within three months prior to or 12 months following a change in control, we are obligated to: pay the named executive officer a lump sum amount equal to his or her base salary for 12 months; to the extent allowed by applicable law and the applicable plan documents, continue to provide to such named executive officer and certain of his or her dependents with group health insurance for a period of up to 12 months; accelerate in full the vesting of all outstanding equity awards held by such named executive officer; and pay each such named executive officer his or her annual cash incentive award at target for the year in which he or she is terminated.

Taxation

To the extent that any severance or other compensation payment to any of our named executive officers pursuant to an employment agreement or any other agreement constitutes an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, then such named executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.

Potential Payments upon Termination or Change in Control Table (2020)

The following table summarizes the potential payments to each named executive officer under various termination events, assuming a hypothetical termination on December 31, 2020. Mr. Souza is not included in the below table as no termination payments were made in connection with his resignation from the Company on April 25, 2020. For more information regarding Mr. Souza’s equity awards following his resignation, see Note 16 of the “Outstanding Equity Awards at December 31, 2020” table above.

	Termination by PTC	Termination in
	without "Cause" or	connection with a
	by Executive with	"Change in
Name	"Good Reason"	Control"
Stuart W. Peltz
Cash Severance	$1,125,000	$2,026,500
Continued Health Coverage(1)	$39,287	$52,383
Stock Option Acceleration(2)	$—	$10,696,705
Restricted Stock Acceleration(3)	$—	$2,343,552
Total	$1,164,287	$15,119,140
Emily Hill
Cash Severance	$467,000	$677,150
Continued Health Coverage(1)	$34,443	$34,443
Stock Option Acceleration(2)	$—	$1,822,590
Restricted Stock Acceleration(3)	$—	$830,618
Total	$501,443	$3,364,801
Neil Almstead
Cash Severance	$484,500	$702,525
Continued Health Coverage(1)	$24,688	$24,688
Stock Option Acceleration(2)	$—	$3,368,469
Restricted Stock Acceleration(3)	$—	$714,051
Total	$509,188	$4,809,733
Mark E. Boulding
Cash Severance	$491,625	$712,856
Continued Health Coverage(1)	$34,713	$34,713
Stock Option Acceleration(2)	$—	$3,324,250
Restricted Stock Acceleration(3)	$—	$759,824
Total	$526,338	$4,831,643
Eric Pauwels
Cash Severance	$490,000	$710,500
Continued Health Coverage(1)	$42,961	$42,961
Stock Option Acceleration(2)	$—	$2,038,303
Restricted Stock Acceleration(3)	$—	$1,445,190
Total	$532,961	$4,236,954

(1)	Represents the COBRA premium for continued health care coverage for each named executive officer and their dependents that would be paid by the Company based on rates in effect January 1, 2021.
(2)	Represents the aggregate value of the accelerated vesting of stock option awards, calculated by multiplying the difference between the closing price of PTC common stock on December 31, 2020 ($61.03) and the stock option exercise price by the number of stock options subject to accelerated vesting. All unvested stock option awards are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated.
(3)	Represents the aggregate value of the accelerated vesting of restricted stock awards, calculated by multiplying the closing price of PTC common stock on December 31, 2020 ($61.03) by the number of shares subject to accelerated vesting.

Pay Ratio Disclosure

As required by the Dodd-Frank Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Peltz, our Chief Executive Officer:

For our fiscal year ended December 31, 2020:

●	The median of the 2020 annual total compensation of all employees (other than our Chief Executive Officer) was $231,378; and
●	The 2020 annual total compensation of our Chief Executive Officer, as reported in the 2020 Summary Compensation Table included elsewhere in this proxy statement, was $10,552,792.

Based on this information the pay ratio of the annual total compensation of Dr. Peltz to the median of the annual total compensation of our employees was approximately 45.6:1.

We believe the above pay ratio is appropriately viewed as a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our pay ratio. Following review of our employee population and employee compensation arrangements, we determined to utilize the same median employee for the 2020 fiscal year as we utilized for the 2019 fiscal year.

To identify the employee who received the median annual compensation of all of our employees, we reviewed the base salary, on an annualized basis, in U.S. dollars, for all of our employees as of December 31, 2019, for the period from January 1, 2019 through December 31, 2019. As of December 31, 2019, we had 761 employees worldwide. No cost-of-living adjustment or other adjustments were made and exclusions for non-U.S. employees were not utilized in determining our median employee with the exception of converting base salaries into U.S. dollars with respect to our international employees. Once we identified our "median employee," using the methodology described above, we determined that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.

EQUITY COMPENSATION PLAN INFORMATION

Since the closing of our initial public offering in June 2013, we have granted awards to eligible participants under our 2013 Long-Term Incentive Plan. In addition, from time to time, the Compensation Committee grants inducement equity awards to individuals as an inducement material to the individual’s entry into employment with us within the meaning of Nasdaq Listing Rules, which, since January 2020, have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended.

Prior to the closing of our initial public offering in June 2013, we granted awards to eligible participants under the 1998 employee, director and consultant stock option plan, as amended and restated, or the 1998 plan, the 2009 equity and long-term incentive plan, as amended, or the 2009 plan, and the 2013 stock incentive plan. Awards granted under the 2009 plan and the 2013 stock incentive plan prior to our initial public offering remain outstanding under the applicable plan. Any shares of common stock subject to awards under these plans that expire, terminate or are otherwise surrendered, canceled, forfeited or without having been fully exercised or resulting in any common stock being issued will be available for grant under the 2013 Long-Term Incentive Plan up to a specified number of shares. Following stockholder approval at our 2016 annual meeting, we adopted the ESPP.

The following table sets forth information as of December 31, 2020 with respect to compensation plans under which shares of our common stock are authorized for issuance:

			Number of shares
			remaining available
			for future issuance
	Number of shares		under equity
	to be issued		compensation plans
	upon exercise	Weighted-average	(excluding shares
	of outstanding	exercise price of	reflected in the first
Plan Category	options	outstanding options (1)	column)
Equity compensation plans approved by security holders	6,260,546	$37.81	1,300,548	(2)
Equity compensation plans not approved by security holders	3,403,131	$40.40	n/a	(3)
Total	9,633,677	$38.72	1,300,548

(1)	Restricted stock units granted under our compensation plans do not require payment by the recipient at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.
(2)	Reflects, as of December 31, 2020, the total number of shares of our common stock available for issuance under the 2013 Long-Term Incentive Plan (941,381 shares) and ESPP (359,167 shares). Immediately prior to our initial public offering, all shares remaining available for future issuance under the 2009 plan and the 2013 stock incentive plan became available for future issuance under the 2013 Long-Term Incentive Plan. In August 2008, the 1998 plan expired and since then no further grants of stock options have been made under this plan. All shares available to grant under the 1998 plan automatically transferred to the 2009 plan at that time. Our 2013 Long-Term Incentive Plan contains an "evergreen" provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year. The annual increase in the number of shares is equal to the lowest of: (i) 2,500,000 shares of our common stock; (ii) 4% of the number of shares of our common stock outstanding on the first day of the fiscal year; and (iii) an amount determined by our Board. On January 1, 2021, 2,500,000 shares of our common stock were added to the 2013 Long-Term Incentive Plan pursuant to this provision.
(3)	Represents option awards or restricted stock units granted to individuals as an inducement material to the individual’s entry into employment with us. Each such grant was approved by our Compensation Committee and disclosed in a press release. Under applicable Nasdaq Listing Rules, inducement grants are not subject to security holder approval. Since January 2020, inducement grants have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended.

The terms of each inducement grant option award are materially consistent with the terms of awards made under our 2013 Long-Term Incentive Plan. Inducement grant stock options vest over four years, with 25% of the shares underlying the option vesting on the one-year anniversary of the new hire’s employment date and an additional 6.25% of the original number of shares underlying the option vesting at the end of each successive three-month period thereafter. Inducement option awards have an exercise price equal to the closing price of PTC’s common stock on the date of the grant. Inducement grant restricted stock units vest over four years, with 25% of the shares underlying the restricted stock unit vesting on the each anniversary of the new hire’s employment date. The date of grant is the later of the date our Compensation Committee approves the awards or the applicable employee’s pre-scheduled new hire start date.

2020 DIRECTOR COMPENSATION

The following table sets forth information regarding compensation awarded to, earned by or paid to our directors, other than Dr. Peltz, during 2020:

	Fees earned or	Option	Stock	All other
	paid in cash	awards	awards	compensation		Total
Name	($)	($)(1)	($)(1)	($)		($)
Michael Schmertzler	$105,500	$744,252	$168,828	$—		$1,018,580
Allan Jacobson, Ph.D.	50,000	372,126	84,414	90,000	(2)	596,540
Stephanie S. Okey, M.S.	62,500	372,126	84,414	—		519,040
Emma Reeve	101,250	372,126	84,414	—		557,790
David Southwell	87,000	372,126	84,414	—		543,540
Glenn D. Steele, Jr., M.D., Ph.D.	67,500	372,126	84,414	—		524,040
Dawn Svoronos	69,500	372,126	84,414	—		526,040
Jerome Zeldis, M.D., Ph.D.	55,000	372,126	84,414	—		511,540

(1)	These amounts do not represent the actual value realized by the directors during the respective year. The amounts reported in the "Option awards" and “Stock awards” column reflect the full grant date fair value of stock options and restricted stock units awarded during 2020 computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2020, included in our 2020 Form 10-K for the fiscal year ended December 31, 2020 for information regarding assumptions underlying the valuation of equity awards.

At December 31, 2020, the aggregate number of shares of our common stock subject to each non-employee director’s outstanding option awards were as follows: Mr. Schmertzler—168,552; Dr. Jacobson—107,333; Ms. Okey—39,167; Ms. Reeve—36,167; Mr. Southwell—72,220; Dr. Steele—82,000; Ms. Svoronos—70,000 and Dr. Zeldis—94,000.

(2)	Represents fees received by Dr. Jacobson in connection with his service as chair of our scientific advisory board during the fiscal year ended December 31, 2020.

Narrative to 2020 Director Compensation Table

During 2020, our non-employee directors were compensated for their service as directors, including as members of the various committees of our Board, as follows:

●	an annual retainer for board service of $50,000;
●	an annual option grant to purchase 10,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 29, 2020;
●	a grant of 1,650 restricted stock units that vest over one year, with five-twelfths (5/12) of the shares underlying the restricted stock units vesting on June 10, 2020 and the remaining seven-twelfths (7/12) of the shares vesting on January 29, 2021;
●	for our Chair of the Board, an additional annual option grant to purchase 10,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 29, 2020 and an additional grant of 1,650 restricted stock units that vest over one year, with five-twelfths (5/12) of the shares underlying the restricted stock units vesting on June 10, 2020 and the remaining seven-twelfths (7/12) of the shares vesting on January 29, 2021;
●	for members of our Audit Committee, an additional annual retainer of $12,000 ($25,000 for the Chair);
●	for members of our Compensation Committee, an additional annual retainer of $10,000 ($20,000 for the Chair);
●	for members of our Nominating and Corporate Governance Committee, an additional annual retainer of $5,000 ($13,000 for the Chair); and
●	for members of any ad hoc committee established by the Board, an additional retainer of $7,500 ($11,250 for the Chair); in 2020, the Board established and fees were paid for two transaction ad hoc committees and two organizational ad hoc committees.

Our Compensation Committee periodically reviews the compensation we pay our non-employee directors, with input from our independent compensation consultant. Our Compensation Committee compares our board compensation to compensation paid to non-employee directors of our peer group companies. Our Compensation Committee also considers the responsibilities we ask of our Board members along with the amount of time required to perform those responsibilities. During 2019, our Compensation Committee, with the assistance of FW Cook, performed a review of director compensation. Following this review, in December 2019, the Compensation Committee recommended, and our Board determined, to adjust certain elements of the cash and equity compensation paid to our non-employee directors, to align total non-employee director compensation with the median total non-director compensation of the 2019 peer group and incorporate the use of restricted stock units. Specifically, beginning in 2020, the annual retainer for members of the Audit Committee was increased from $8,000 to $12,000, the annual retainer for members of the Compensation Committee was increased from $5,000 to $10,000, the annual retainer for members of the Nominating and Corporate Governance Committee was increased from $3,000 to $5,000. The annual equity grant for the non-employee directors was revised from 14,000 options to 10,000 options and 1,650 restricted stock units. The Chair of the Board’s additional award was revised from 14,000 options to 10,000 options and 1,650 restricted stock units.

The stock options granted to our non-employee directors have an exercise price equal to the closing price of PTC’s common stock on the date of grant and expire ten years after the date of grant. Vesting of the option and restricted stock unit grants are subject to the director’s continued service to us.

Each member of our Board is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

PROPOSAL 5: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Compensation Discussion and Analysis, which appears earlier in this proxy statement on page 40, describes our executive compensation program and the compensation decisions that our Compensation Committee made with respect to the 2020 compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will neither overrule any decision nor create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Our Board has adopted a policy to hold a "say-on-pay" advisory vote on an annual basis. As a result, we expect that the next "say-on-pay" advisory vote will be held at our 2022 annual meeting of stockholders.

As described in the Compensation Discussion and Analysis, our executive compensation programs are designed to reward executives based on the achievement of Company objectives and individual performance which, as a whole, are intended to drive value creation for stockholders. A significant portion of compensation paid to our named executive officers is allocated to annual cash and long-term equity incentives which are directly linked to Company and/or stock price performance. In 2020, 92.9% and 87.1%, respectively, of our Chief Executive Officer’s and other named executive officers’ (for those who were named executive officers for the full year) primary compensation elements (base salary, annual cash incentive at target, and annual equity award) were variable based on our performance and/or our stock price. For these reasons, our Board is asking that stockholders support this proposal.

Our Board Recommends that You Vote "FOR" the Advisory Vote to Approve Named Executive Officer Compensation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Director Nominations for Inclusion in Proxy Materials (Proxy Access)

On April 21, 2017, our Board amended our bylaws to implement proxy access. As amended, our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 25% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the bylaws.

Eligible stockholders who wish to have a director nominee included in our proxy statement relating to the annual meeting of stockholders to be held in 2022 must deliver a written notice, containing the information specified in our bylaws regarding the stockholder(s) and the proposed nominee(s), to us by March 10, 2022, but not before February 8, 2022, which is not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2021 Annual Meeting.

However, in the event that the date of the 2022 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2021 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to the 2022 annual meeting and not later than the close of business on the later of (A) the 90th day prior to the 2022 annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of the 2022 annual meeting was made, whichever first occurs.

The requirements for a stockholder nomination are more fully set forth in Section 1.12 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

Other Stockholder Proposals to be Included in the 2022 Proxy Statement

To be considered for inclusion in the proxy statement relating to the annual meeting of stockholders to be held in 2022, we must receive stockholder proposals no later than December 30, 2021, which is a date no less than 120 calendar days before the anniversary of the date on which our proxy statement is to be released to stockholders in connection with the 2021 Annual Meeting. If the date of the 2022 annual meeting is changed by more than 30 days from the anniversary date of the 2021 Annual Meeting on June 8, 2021, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the rules and regulations governing the solicitation of proxies.

Stockholder Proposals to be Brought Before the 2022 Annual Meeting (Not Included in the Proxy Statement)

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice of the stockholder’s intention to bring such business before the meeting in proper form.

We must receive written notice of stockholder proposals (including director nominations) intended to be presented at the 2022 annual meeting of stockholders but that will not be included in the proxy statement by March 10, 2022, but not before February 8, 2022, which is not less than 90 days nor more than 120 days prior to the first anniversary of the 2021 Annual Meeting. However, in the event that the date of the 2022 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2021 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2022 annual meeting. The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

The requirements for a stockholder notice are more fully set forth in Sections 1.10 and 1.11 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080 or via e-mail at irpr@ptcbio.com or phone at 908-912-9643.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken during the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our Company and our stockholders.

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to virtually attend the Annual Meeting. You may vote by Internet prior to the Annual Meeting, by telephone, by requesting, prior to May 25, 2021, a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting during the Annual Meeting via the Annual Meeting Website. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, except exhibits, without charge upon written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

The Board of Directors of PTC Therapeutics, Inc.

South Plainfield, New Jersey
April 29, 2021

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION OF

PTC THERAPEUTICS, INC.

PTC Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A.The current name of the Corporation is PTC Therapeutics, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 1998. The Certificate of Incorporation was most recently amended and restated on June 25, 2013.

B.The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty-Five Million (255,000,000) shares, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

C.That, pursuant to resolution of the Corporation’s board of directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

D.This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the authorized officer below as of this day of 2021.

By:

Name:

Title:

A-1

EXHIBIT B

PTC THERAPEUTICS, INC.
AMENDED AND RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN

        The purpose of this Amended and Restated 2016 Employee Stock Purchase Plan (this "Plan") is to provide eligible employees of PTC Therapeutics, Inc. (the "Company") and certain of its subsidiaries with opportunities to purchase shares of the Company's common stock, $0.001 par value per share (the "Common Stock"). Subject to adjustment under Section 15 hereof, the number of shares of Common Stock that have been approved for this purpose is up to 2,000,000 shares of Common Stock.

        This Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder, and shall be interpreted consistent therewith.

        1.    Administration.    The Plan will be administered by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board (the "Committee"). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive. The Board or the Committee may delegate to one or more officers of the Company the authority to implement and administer the Plan (such officer or officers, the "Administrator"), subject to the terms of this Plan and any implementation guidelines approved by the Board or the Committee (the "Plan Guidelines").

        2.    Eligibility.    Except as provided in the Plan Guidelines or an International Sub-Plan (as defined below), all employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a "Designated Subsidiary"), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

        (a)   they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week (or such lesser number of hours as may be provided in the Plan Guidelines) and for more than five (5) months in a calendar year (or such lesser number of months as may be provided in the Plan Guidelines);

        (b)   they have been employed by the Company or a Designated Subsidiary for two years or more (or such shorter period of time as may be provided in the Plan Guidelines) prior to enrolling in the Plan; and

        (c)   they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary of the Company. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

        The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

        3.    Offerings.    The Company will make one or more offerings ("Offerings") to employees to purchase stock under this Plan. Offerings will begin on the date or dates provided in the Plan Guidelines (such dates, the "Offering Commencement Dates"). Each Offering Commencement Date will begin a period of six months, or such other period as is provided in the Plan Guidelines (such period, a "Plan Period"), during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of not more than twenty seven (27) months for Offerings, as provided in the Plan Guidelines.

        4.    Participation.    An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee's appropriate payroll office at the time provided in the Plan Guidelines. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form during the enrollment period or withdraws from the Plan in the manner set forth in the Plan and the Plan Guidelines, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term "Compensation" means the amount of money reportable on the employee's Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, all allowances including but not limited to benefit, automobile and meal allowances, reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee's Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions, as provided in the Plan Guidelines.

        5.    Deductions.    The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any percentage amount (in whole percentages) of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made, with the maximum such percentage amount provided in the Plan Guidelines. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Board or the Committee, as provided in the Plan Guidelines.

        6.    Deduction Changes.    An employee may not increase or decrease his or her payroll deduction during any Plan Period, except to the extent provided in the Plan Guidelines.

        7.    Interest.    Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee may otherwise provide in the Plan Guidelines.

        8.    Withdrawal of Funds.    An employee may prior to the end of a Plan Period, but within the time period provided in the Plan Guidelines, and for any reason permanently draw out the balance accumulated in the employee's account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted, except as otherwise determined by the Board or the Committee and provided in the Plan Guidelines. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee, or as provided in the Plan Guidelines.

        9.    Purchase of Shares.

        (a)    Number of Shares.    On the Offering Commencement Date, the Company will grant to each eligible employee who is then a participant in the Plan an option (an "Option") to purchase on the last business day of such Plan Period (the "Exercise Date") at the applicable purchase price (the "Option Price") up to that number of shares of Common Stock determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the Closing Price (as defined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time; and, provided, further, however, that the Committee may, to the extent provided in the Plan Guidelines, establish a fixed maximum number of shares of Common Stock that each eligible employee may purchase per Plan Period which number may not be greater than the number of shares of Common Stock determined by using the formula in the first clause of this Section 9(a) and which number shall be subject to the second clause of this Section 9(a)(such limit, the "Share Limit").

        (b)    Option Price.    The Board or the Committee shall determine and provide in the Plan Guidelines the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the Closing Price of the Common Stock on (i) the Offering Commencement Date or (ii) the Exercise Date, or shall be based solely on the Closing Price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable Closing Price. The "Closing Price" shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board or the Committee or as provided in the Plan Guidelines. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the next preceding day on which sales were made.

        (c)    Exercise of Option.    Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the

Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

        (d)    Return of Unused Payroll Deductions.    Any balance remaining in an employee's payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee's payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee's account shall be refunded.

        10.    Issuance of Common Stock upon Exercise.    The Company shall provide for the delivery of the shares of Common Stock purchased at the end of a Plan Period in such manner as is provided in the Plan Guidelines, which may, for the avoidance of doubt, be in book entry. The shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company's sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee.

        11.    Rights on Retirement, Death or Termination of Employment.    If a participating employee's employment ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee's account shall be paid to the employee. In the event of the employee's death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee's account (a) to the executor or administrator of the employee's estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

        12.    Optionees Not Stockholders.    Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until he or she has purchased and received such shares.

        13.    Options Not Transferable.    Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

        14.    Application of Funds.    All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

        15.    Adjustment for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Board or the Committee.

        (b)    Reorganization Events.

        (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

        (2)    Consequences of a Reorganization Event on Options.    In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent

Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee's accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

        For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

        16.    Amendment of the Plan.    The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

        17.    Insufficient Shares.    If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

        18.    Termination of the Plan.    This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

        19.    Governmental Regulations.    The Company's obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

        20.    Governing Law.    The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

        21.    Issuance of Shares.    Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

        22.    Notification upon Sale of Shares.    Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

        23.    Grants to Employees in Foreign Jurisdictions.    The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States; provided, however, that the Board or the Committee may adopt a sub-plan with one or more appendices including specific Offering terms applicable to specific non-U.S. Designated Subsidiaries which Offering terms need not be less favorable, but must in all cases comply with Section 423 of the Code (such sub-plan, an "International Sub-plan"). Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

        24.    Authorization of Sub-Plans.    The Board or the Committee may from time to time and without stockholder approval establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

        25.    Withholding.    If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Company for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

        26.    Effective Date and Approval of Stockholders.    The Amended and Restated 2016 Employee Stock Purchase Plan shall become effective on the date that such amended and restated plan is approved by the Company' stockholders (the "Effective Date").

EXHIBIT C

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures:

In this proxy statement, certain non-GAAP financial measures are used. In particular, non-GAAP research and development and non-GAAP selling, general and administrative expenses each exclude non-cash, stock-based compensation expense. Additionally, for purposes of assessing the Company’s financial performance corporate goal, one-time transaction-related charges have been excluded from non-GAAP research and development and non-GAAP selling, general and administrative expenses. These non-GAAP financial measures are provided as a complement to financial measures reported in GAAP because management uses these non-GAAP financial measures when assessing and identifying operational trends. In management's opinion, these non-GAAP financial measures are useful to investors and other users of the Company’s financial statements by providing greater transparency into the historical and projected operating performance of the Company and the Company's future outlook. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. Quantitative reconciliations of the non-GAAP financial measures to their respective closest equivalent GAAP financial measures are included in the table below.

(In thousands)
Twelve Months Ended December 31, 2020
Research and development reconciliation
GAAP research and development	$477,643
Less: Share-based compensation expense	38,716
Non-GAAP research and development	$438,927

Selling, general and administrative reconciliation
GAAP selling, general and administrative	$245,164
Less: Share-based compensation expense	31,609
Non-GAAP selling, general and administrative	$213,555

Non-GAAP research and development	$438,927
Plus: Non-GAAP selling, general and administrative	213,555
Less: One-time transaction-related charges(1)	94,947
Non-GAAP R&D and SG&A, excluding one-time transaction-related costs	$557,535

(1)

Includes a one-time charge of $53,565 related to the acquisition of Censa Pharmaceuticals, Inc. and a one-time charge of $41,382 related to an agreement with MassBiologics of the University of Massachusetts Medical School related to dedicated manufacturing space for the Company’s lead gene therapy program.

C-1

VOTE BY INTERNET

Before the 2021 Annual Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. ET on June 7, 2021 for shares held directly and by 11:59 P.M. ET on June 5, 2021 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

During the 2021 Annual Meeting - Go to www.virtualshareholdermeeting.com/PTCT2021

You may attend the meeting via the Internet and vote during the meeting. Have the vote control number printed on your Notice (or your proxy card or voting instruction card) available and follow the Instructions.

PTC THERAPEUTICS, INC. 100 CORPORATE COURT SOUTH PLAINFIELD, NJ 07080-2449

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 7, 2021 for shares held directly and by 11:59 P.M. ET on June 5, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY
PTC THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees		☐	☐	☐
1.	Election of Four Class II Directors
Nominees:
01) Emma Reeve 02) Michael Schmertzler 03) Glenn D. Steele Jr., M.D., Ph.D. 04) Mary Smith

The Board of Directors recommends you vote FOR proposal 2,3,4 and 5:		For	Against	Abstain
2.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 125,000,000 to 250,000,000.	☐	☐	☐

3.	Approval of an amendment to the Company’s 2016 Employee Stock Purchase Plan to increase the number of authorized shares of common stock under the plan from 1,000,000 to 2,000,000.	☐	☐	☐

4.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

5.	Approval on a non-binding, advisory basis, of the Company’s named executive officer compensation as described in the proxy statement.	☐	☐	☐

NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

		Yes	No
Please indicate if you plan to virtually attend this meeting		☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting: The Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

PTC THERAPEUTICS, INC. 2021 Annual Meeting of Stockholders June 8, 2021 9:00 a.m., Eastern Time Proxy Solicited by the Board of Directors

The undersigned hereby appoints Stuart W. Peltz and Mark E. Boulding, and each of them, proxies for the undersigned, with full power of substitution, and hereby authorizes them to represent and vote all shares of common stock of PTC Therapeutics, Inc. (the “Company”), that the undersigned may be entitled to vote at the 2021 Annual Meeting of Stockholders of the Company to be held on June 8, 2021 at 9:00 a.m., Eastern Time via live webcast at www.virtualshareholdermeeting.com/PTCT2021 or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and any other matter that may properly come before the 2021 Annual Meeting of Stockholders of the Company.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the director nominees listed under proposal 1 and FOR proposals 2, 3, 4 and 5.

If any other matters are voted on at the meeting, this proxy will be voted by the proxies on such matters in their sole discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side